REGISTRATION STATEMENT NO. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                          THE KUSHNER-LOCKE COMPANY

             (Exact name of registrant as specified in its charter)

 	               CALIFORNIA	  							            95-4079057

       (State or other jurisdiction of		   			(I.R.S. Employer
       incorporation or organization)	        Identification Number)

     11601 WILSHIRE BLVD., 21ST FLOOR, LOS ANGELES, CALIFORNIA 90025
                            (310) 445-1111

 (Address, including zip code and telephone number, including area code, of
              Registrant's principal executive offices)

                            DONALD KUSHNER
                      THE KUSHNER-LOCKE COMPANY
      11601 WILSHIRE BLVD., 21ST FLOOR, LOS ANGELES, CALIFORNIA 90025
                            (310) 445-1111

 (Name and address, including zip code and telephone number, including area code, of Registrant's principal executive offices)


	APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after this Registration Statement becomes effective as determined by market conditions.

	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  [X ]

	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ___________

	If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

TITLE OF SHARES   AMOUNT TO     PROPOSED        PROPOSED        AMOUNT OF
    TO BE            BE          MAXIMUM         MAXIMUM       REGISTRATION
  REGISTERED     REGISTERED  OFFERING PRICE     AGGREGATE           FEE
                              PER SHARE (1)  OFFERING PRICE (1)
Common Stock,    666,667
no par value	    shares          $4.25          $2,833,335         $858.59


(1)	Estimated solely for purposes of calculating the registration fee, based upon the closing sale price of the Common Stock reported on the NASDAQ
National Market on November 12, 1997, in accordance with Rule 457 (c) promulgated under the Securities Act of 1933, as amended.

(2)	A presently undeterminable number of shares of Common Stock are registered hereunder which may be issued upon exercise of certain warrants in the event that certain anti-dilution provisions become operative. No additional registration fee is included for these shares.



	THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1997

                                PROSPECTUS

                              666,667 SHARES

                         THE KUSHNER-LOCKE COMPANY

                               COMMON STOCK

	This Prospectus relates to an aggregate of 666,667 shares (the "Shares") of common stock, no par value (the "Common Stock"), of The Kushner-Locke Company, a California corporation (the "Company"), of which (i) 600,000 shares are issuable by the Company upon the exercise of certain warrants (the "Warrants")
to purchase Common Stock and (ii) 66,667 shares may be sold by a selling shareholder named herein (the "Selling Shareholder Shares"); all of which may be offered for sale by the holders thereof (collectively, the "Selling
Shareholders").  See "Description of Securities."

	The Company will not receive any proceeds from the sale of the shares of Common Stock underlying the Warrants or the Selling Shareholder Shares.
However, the Company will receive proceeds from the applicable Selling Shareholders in the event the Warrants are exercised. There is no assurance that any of the Warrants will be exercised.

	The Common Stock is traded on the NASDAQ National Market ("NNM") under the symbol "KLOC" and on the Pacific Stock Exchange under the symbol "KLO." On November 12, 1997, the closing sales price of the Common Stock as reported on the NNM was $4.25 per share.

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
	    PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER
                        "RISK FACTORS" ON PAGE 8.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION,
    NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

	The Selling Shareholders, acting as principal for their own account, directly or through agents, dealers, brokers, or underwriters to be designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale.  To the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.  See "Plan of Distribution."  Each Selling
Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchases of the Shares.

              THE DATE OF THIS PROSPECTUS IS NOVEMBER 17, 1997

                          AVAILABLE INFORMATION

	The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450
Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is listed on the NNM. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

	Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus is a part) and the exhibits thereto filed with the Commission under the
Securities Act of 1933, as amended (the "Securities Act").  This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission.  For further information pertaining to the
Company and the Shares offered hereby, reference is hereby made to the
Registration Statement (including documents incorporated by reference therein)
and the exhibits and schedules thereto.  Statements contained in this
Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

1.	Annual Report of the Company on Form 10-K for the fiscal year ended
   September 30, 1996;

2.	Amendment to Annual Report of the Company on Form 10-K/A for the fiscal year ended September 30, 1996, as filed on January 28, 1997;

3.	Quarterly Report of the Company on Form 10-Q for the quarter ended December
   31, 1996;

4.	Quarterly Report of the Company on Form 10-Q for the quarter ended March
   31, 1997;

5.	Quarterly Report of the Company on Form 10-Q for the quarter ended June 30,
   1997;

6.	Current Report of the Company on Form 8-K, as filed on September 2, 1997.

	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or
15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying
Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the request of such person made to The Kushner-Locke Company, 11601 Wilshire Blvd., 21st Floor, Los Angeles, California 90025, Tel: (310) 445-1111, Attention: Donald Kushner.

                                 THE COMPANY

GENERAL

	The Kushner-Locke Company (the "Company") is a leading independent entertainment company principally engaged in the development, production and distribution of original feature films and television programming. The Company's feature films are developed and produced for the made-for-video, pay cable and theatrical motion picture markets. The Company's television programming has included television series, mini-series, movies-for-television, animation and reality and game show programming for the major networks, pay cable television, first-run syndication and international markets. The Company established its feature film operations in April 1993. In September 1994, the Company employed certain new, experienced international theatrical film sales personnel to expand the Company into foreign theatrical distribution. In 1995, the Company formed KLC/New City Tele-Ventures ("KLC/New City") to acquire films for distribution through emerging new delivery systems, including pay cable, pay-per-view, basic cable, video-on-demand and satellite.

	The Company's feature film activities can be grouped into three areas: production and distribution of higher-budget films intended for wide-screen domestic theatrical release (historically, no more than one project per year), production and distribution licensing of low-to-moderate budget films released direct-to-video or on pay cable television and films, and distribution licensing of film rights acquired for distribution only. In certain cases, the Company's low-to-moderate budget films may have a limited theatrical release or a pay cable premiere before being released in home video. In various stages of production for the Company's 1997 and 1998 slates are (a) the ABC prime time network series "Cracker," being produced by a joint venture under a 22 episode order, (b) the feature film "Beowolf" starring Christopher Lambert, (c) the syndicated television series "Mike Hammer," and
(d) five children's fantasy adventure films. Other television programs in production for 1997 include a half-hour series presently airing on HBO which the Company will also be distributing to international and other domestic markets. In addition, the Company continues production on "Mowgli's Jungle Book," including 13 half-hour episodes for the Fox Network and 26 episodes for an international distributor. Furthermore, the Company continues to acquire domestic cable rights for films for distribution through KLC/New City and the international distribution rights to films for distribution through Kushner Locke International, Inc. The Company has acquired international distribution rights to two feature films which are starting production, "One Man's Hero," starring Tom Berenger, and "Minion," starring Dolph Lundgren.

	In May 1996, the Company and Decade Entertainment ("Decade") entered into an agreement to produce four theatrical action motion pictures.  The movies will be produced, subject to approval by the Company of certain creative aspects of such movies, by Decade and executive produced by Joel Silver (producer of
"Executive Decision" and the "Lethal Weapon" and two "Die Hard" action pictures) and Richard Donner (director/producer of "The Omen" and "Superman").
Under the agreement, the Company has agreed to guarantee payment up to
$3,200,000 per picture payable upon the delivery of the "mandatory delivery items" (as defined in such agreement) for each picture in consideration of receipt of foreign distribution rights.  The agreement may be extended, at
Decade's option, to include a fifth picture.  The initial film under the agreement is "Double Tap" starring Heather Locklear and Stephen Rea, which was delivered in July 1997 and for which the Company has commenced foreign distribution.

	Since its inception in 1983, the Company has produced or distributed over 1,000 hours of original television programming, including various television series, movies-for-television and mini-series. The Company's movies-of-the-week which aired during fiscal 1996 and 1997 included "Princess in Love," starring Julie Cox in the book version of Princess Diana's affair, for CBS, "Every Woman's Dream" starring Jeff Fahey for CBS, "A Husband, A
Wife and a Lover" starring Judith Light, for CBS, "Echo" starring Jack Wagner, for ABC, "Jack Reed V" starring Brian Dennehy, for NBC, and "Unlikely Angel" starring Dolly Parton, for CBS. ABC aired the Company's six one hour prime time episodes of a mid-season replacement series entitled "Gun," including episodes starring Jennifer Tilly, Randy Quaid, Darryl Hannah, Rosanna Arquette and Peter Horton. The series was co-executive produced by Robert Altman (director of "M*A*S*H," "The Player" and "Pret-a-Porter"). In addition, the Company is producing via a joint venture a one hour prime time dramatic series for ABC entitled "Cracker" starring Robert Pastorelli (of "Murphy Brown").
The series, which airs Thursday evenings, has been extended from an initial 13 episode order to 22 episodes, which will air through the spring of 1998.
Other television programs include "Could It Be A Miracle,"
a one-hour series in first-run syndication, hosted by Robert Culp, for which the Company is co-producer with Franklin/Waterman and has completed the first
24 episodes.   As of November 17, 1997, the Company had 12
movies-for-television and various television series in different stages of development for potential production. The Company's 50% partnership, TVFirst, is also purchasing weekly media time for a Christian music infomercial. The partnership markets compact discs and audio and video cassettes. Sales since March 1996 have exceeded $11,500,000.

	The Company's principal executive offices are located at 11601 Wilshire Boulevard, Suite 2100, Los Angeles, California 90025, and its telephone number is (310) 445-1111.

                                 RISK FACTORS

	Forward Looking Statements.  Except for the historical information contained herein, certain of the matters discussed in the registration statement of which this Prospectus is a part are "forward-looking statements" as defined in Section 27A of the Securities Act which involve certain risks and uncertainties which could cause actual results to differ materially from those discussed herein.  Such risks and uncertainties include, but are not limited to, liquidity and financing requirements, variability of quarterly results, prior losses, increased interest expense, dependence on a limited number of projects, certain accounting policies including amortization of film costs, dependence on key personnel, production deficits, the risk involved in the television and theatrical film industries, competition, government regulation, labor relations, absence of cash dividends, and no assurance of a public market for the Common Stock and the availability or the perception of the availability of shares for future use.  See the relevant discussions elsewhere herein, and in the Company's periodic reports and other documents filed with the Securities and Exchange Commission for further discussions of these and other risks and uncertainties applicable to the Company and its business.


	PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN
EVALUATING AN INVESTMENT IN THE SHARES:

	LIQUIDITY AND FINANCING REQUIREMENTS. The Company's business is capital intensive. The Company has experienced substantial negative cash flows from operating activities over the past three fiscal years which have been offset by equity and debt financings. As the Company expands its production and distribution activities, it may continue to experience negative cash flows from operating activities. In such circumstances, the Company may be required to fund at least a portion of production and distribution costs, pending receipt of anticipated future licensing revenues, from working capital, including its line of credit, or from additional debt or equity financings from outside sources. The Company had outstanding approximately $2,750,000 of corporate guarantees as of November 17, 1997 on certain productions which project loans come due on or prior to September 30, 1998. Any required payments on such guarantees may negatively impact the Company's liquidity. If the funds available to the Company under its syndicated revolving credit agreement based upon the borrowing base formula set forth therein or from other sources prove to be insufficient or unavailable for any reason, the Company may be required to seek other sources of financing to meet its working capital requirements during the next 12 months. There is no assurance that the Company will be able to obtain such financing or that such financing, if available, will be on terms satisfactory to the Company.

	VARIABILITY OF QUARTERLY RESULTS; PRIOR LOSSES. The Company's operating revenues, cash flow and net earnings historically have fluctuated significantly from quarter to quarter, depending in large part on the delivery or availability dates of its programs and product and the amount of production costs incurred and amortized in the period. Therefore, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. In addition, primarily as a result of significant net losses in fiscal 1993, 1994, and 1995, the Company had an accumulated deficit of approximately $2,310,000 at June 30, 1997.

	INCREASED INTEREST EXPENSE. Increased borrowing by the Company under its syndicated revolving credit agreement with Chase will most likely increase interest expense and adversely affect the results of operations of the Company unless the Company is able to profitably use such increased borrowings.

	DEPENDENCE ON A LIMITED NUMBER OF PROJECTS. The Company is dependent on a limited number of films, television programs and other projects that change from period to period for a substantial percentage of its revenues. The change in projects from period to period is due principally to the opportunities available to the Company and to audience response to its films and programs which are unpredictable and subject to change. During fiscal
1996, the Company recognized approximately 55% of revenues from the delivery and/or availability of 16 feature films and approximately 28% of revenues from the delivery and/or availability of 4 network movies, a network mini-series and a television pilot. During the nine months ended June 30, 1997, the Company recognized approximately 16% of revenues from the delivery and/or availability of 4 feature films, and approximately 45% of revenues from the delivery and/or availability of 6 network movies, a network mini-series and a first run syndication television series. The loss of a major project, unless replaced by new projects, or the failure or less-than-expected performance of a major project could have a material adverse effect on the Company's results of operations and financial condition as well as the market price of the Company's securities. There is no assurance that the Company will continue to generate the same level of new projects or that any particular project released by the Company will be successful.

	CERTAIN ACCOUNTING POLICIES; AMORTIZATION OF FILM COST. The Company generally recognizes revenues when a program or film is either delivered or available for delivery. Capitalized production costs are amortized each period in the ratio that the current period's gross revenues bear to management's estimate of anticipated total gross revenues from the program or film during its useful life. Accordingly, in the event management reduces its estimate of the future revenues of a program or film, a significant write-down and a corresponding decrease in the Company's earnings in the quarter and fiscal year in which such write-down is taken could result.

	DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts and abilities of Donald Kushner and Peter Locke, the Company's founders and principal executive officers, and certain other members of senior management.
The Company has obtained and is the beneficiary of term life insurance policies on each of the lives of Messrs. Kushner and Locke in the amount of $5,000,000 each. The loss of the services of either Messrs. Kushner or Locke, or of other key personnel, could have a material adverse effect on the business of the Company if suitable replacements could not be found quickly.
The syndicated revolving credit agreement with Chase includes as events of default the failure of either Messrs. Kushner or Locke to be the Chief
Executive Officer of the Company or if any person or group acquires ownership or control of capital stock of the Company having voting power greater than the voting power at the time controlled by Messrs. Kushner and Locke combined (other than an institutional investor able to report its holdings on Schedule
13G which holds no more than 15% of such voting power). There is no assurance that such event of default will not occur or that if it occurs, that the bank will waive such default.

	PRODUCTION DEFICITS. The revenues from pre-sales, output arrangements and the initial licensing of television programming or films, particularly in the case of license fees for network series, may be less than the associated production costs. The ability of the Company to cover the production costs of particular programming or films is dependent upon the availability, timing and the amount of such revenues obtained from third parties, including revenues from foreign or ancillary markets where available. In any event, the Company generally is required to fund at least a portion of production costs, pending receipt of such revenues, out of its lines of credit or its working capital. Although the Company's strategy generally is not to commence principal photography without first obtaining commitments which cover all or substantially all of the budgeted production costs, from time to time the Company may commence principal photography without having obtained such commitments. In the past, the Company has commenced principal photography on a limited number of projects prior to obtaining commitments which cover substantially all of the budgeted production costs but was able subsequently to obtain commitments to cover substantially all of such costs. Each such project was one which the Company believed would be successful and for which the Company determined it was necessary to begin principal photography on an expedited basis. There is no assurance that the Company will be able to cover project costs in the future if it was to undertake projects prior to obtaining adequate pre-sales.

	TELEVISION AND FEATURE FILM INDUSTRIES.  The production and distribution of feature films and television programs involves a substantial degree of risk.
The success of an individual feature film or television program depends upon subjective factors, such as the personal tastes of the public and critics and alternative forms of entertainment, and does not necessarily bear a direct correlation to the costs of production and distribution.  Therefore, there is a risk that some or all of the Company's projects will not be successful, resulting in costs not being recouped and losses being incurred.  In addition, typically for television projects, the networks pay license fees equal to approximately 70-90% of the production budget as the project is being produced.  The remainder of the production budget is usually covered by foreign sales which are typically paid when the project is made available or delivered to such entities.  However, with feature film production, approximately 80-100% of the production budget is covered by foreign and domestic sales which are typically payable upon the project being available for release in different media.  Accordingly, as the

Company has shifted its product mix from its traditional base of exclusively network television programming to network television and feature films period in fiscal 1996), the Company has become subject to the increased risk of feature film activities, including the longer lead times for completion of new product and receipt of related cash flow from exploitation of such product.

	COMPETITION.  Competition in the motion picture and television industries is intense.  The Company competes with the major motion picture studios, numerous independent producers of feature films and television programming and the major U.S. networks for the services of actors, other creative and technical personnel and creative material and, in the case of network television programming, for the limited number of time slots for episodic series, movies-of-the-week and mini-series.  Many of the Company's principal competitors have greater financial, distribution, technical and creative resources than the Company.

	GOVERNMENT REGULATION. The Federal Communications Commission ("FCC") repealed its financial interest and syndication rules, effective as of September 21, 1995. Those FCC rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (i.e., ABC, CBS and NBC) to own and syndicate television programming. The ultimate impact of the repeal of the FCC's financial interest and syndication rules on the Company's operations cannot be predicted at the present time, although there has been an increase in in-house productions of programming for the networks' own use and potentially a decrease of programming from independent suppliers such as the Company.

	Under the Telecommunications Act of 1996 enacted in February 1996 (the "1996
Act"), manufacturers of television set equipment will be required to equip all new television receivers with a so-called "V-Chip" which would allow for parental blocking of violent, sexually-explicit or indecent programming based on a rating for any given program that would be broadcast along with the program.  Unless by February 1998 the FCC determines that the voluntary ratings system established by the television industry complies with the requirements of the 1996 Act, the FCC is directed by the 1996 Act to develop a ratings system based upon the recommendations of an advisory committee selected by the FCC.  A coalition of various segments of the entertainment industry introduced its proposed ratings guidelines in December 1996.  The FCC and other regulatory and governmental agencies currently have these suggested ratings guidelines under review.  Other provisions of the 1996 Act revise the multiple ownership broadcast rules, allow local exchange telephone companies to offer multichannel video programming service, subject to certain regulatory requirements, and allow for cable companies to offer local exchange telephone service.

	The impact on the Company of the changes brought about by the 1996 Act and by accompanying changes in FCC rules cannot be predicted at the present time, although it is expected that there will be an increase in the demand for video programming product as a result of the likelihood that these regulatory changes will facilitate the advent of additional exhibition sources for such programming.  However, it is possible that recent alliances of certain program producers and television station group owners, coupled with the recent
FCC rule revisions allowing a single television station licensee to own television stations reaching up to 35% of the nation's television households, may place additional competitive pressures on program suppliers, such as the
Company, to the extent they are unaligned with the major networks or any television station group owners.

	In international markets, the Company's programming may be subject to local content and quota requirements, and/or other limitations, which prohibit or limit the amount of programming produced outside of the local market.
Although the Company believes these requirements have not affected the
Company's licensing of its programs in international markets to date, such restrictions, or new or different restrictions, could have an adverse impact on the Company's operations in the future should opportunities to obtain foreign content not be available.

	LABOR RELATIONS.  The Company and certain of its subsidiaries are parties to several collective bargaining agreements.  The Company's union contracts are industry-wide and its labor relations are not entirely dependent on its activities or decisions alone.  Future revenues and earnings could be adversely affected by a labor dispute or strike.

	ABSENCE OF CASH DIVIDENDS.  The Company has never paid any cash dividends and has no present intention to declare or to pay cash dividends.  The payment of dividends also is restricted by covenants in the Company's credit agreement and the indentures and fiscal agency agreements under which the Company's
Convertible Subordinated Debentures were issued.  It is the present policy of the Company to retain any earnings to finance the growth and development of the Company's business.

	NO ASSURANCE OF PUBLIC MARKET.  The Common Stock is currently listed on the
NNM.  There can be no assurance that such listing will be maintained or that an adequate market for the Common Stock will be maintained.

	SHARES AVAILABLE FOR FUTURE SALE.  Substantially all of the 9,107,104 shares of Common Stock outstanding as of November 7, 1997 and, subject to issuance, the 5,634,205 shares of Common Stock issuable upon exercise of outstanding options or warrants, or issuable upon conversion of convertible subordinated debentures will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration.
Of such shares issuable upon exercise or conversion of outstanding securities, approximately 884,259 shares are issuable at or below $5.00 per share.  The availability of shares for public sale, or the perception of such availability, may have a depressive effect on the market price of the Common
Stock.

                              USE OF PROCEEDS

	The Company will use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes.  The Company will receive no proceeds from the sale of the Shares pursuant to this Prospectus.

	The Company expects to continue to use a significant amount of its working capital to finance its development, production and distribution activities, including those of its feature film division. The amount of working capital required for production activities will vary depending on, among other things, actual production costs, the timing of payments from, among others, proceeds from output arrangements, the networks and other third parties and the availability of additional licensing revenue. Additionally, the Company has expanded its distribution activities and may use a portion of the net proceeds to finance distribution activities in international or other markets.

	The Company from time to time considers the acquisition of assets or businesses complimentary to its current operations and may do so in the future. However, as of the date hereof, the Company does not have pending any agreements for the acquisition of any business nor has it allocated any portion of the net proceeds for any specific acquisitions.

                            SELLING SHAREHOLDERS

	An aggregate of 666,667 shares of Common Stock are being registered in this offering for the account of the Selling Shareholders.  The shares may be sold by the Selling Shareholders or their respective transferees commencing on the date of this Prospectus and, if applicable, after the prior exercise, if at all, of their respective Warrants.  Sale of the Shares may depress the price of the Common Stock in any market for the Common Stock.

	The following table sets forth certain information with respect to persons for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares to the public but will receive proceeds upon the exercise, if any, of the Warrants. See "Use of Proceeds." Each of the Selling Shareholders other than Lawrence Mortorff have acted as underwriter, placement agent or consultant for the Company. From October 1993 to September 1996 Lawrence Mortorff was
President of KL Features, a 95%-owned subsidiary of the Company. Mr. Mortorff owned the remaining 5% of the subsidiary.

	The Shares being registered pursuant to the registration statement of which this Prospectus is a part will be sold, if at all, by the Selling Shareholders listed below:


                  NUMBER OF SHARES OF       NUMBER OF       AMOUNT OF SHARES
                     COMMON STOCK           SHARES OF        OF COMMON STOCK
                  BENEFICIALLY OWNED       COMMON STOCK        OWNED AFTER
                     BEFORE THE          BEING REGISTERED     OFFERING (2)
                     OFFERING (1)


Allen & Company
Incorporated          	   -0-                	500,000            	-0-

Lawrence Mortorff     	166,667(3)          	   66,667           100,000

I. Friedman
Equities, Inc.        	   -0-               	 100,000             -0-


(1)	Assuming full exercise of the Warrants.

(2)	Assuming the sale of all of the shares of Common Stock registered as part of the registration statement of which this Prospectus is a part.

(3)	Includes shares issuable upon conversion of options exercisable within 60 days.

                             PLAN OF DISTRIBUTION

	The Shares may be offered by the Selling Shareholders commencing on the date of this Prospectus and, if applicable, after the exercise of their respective
Warrants or portions thereof.  There is no assurance that any of the Warrants will be exercised.

	The sale of the Shares may be effected from time to time in transactions which may include block transactions by or for the account of the Selling Shareholders in the over-the-counter market, on the NNM or in negotiated transactions, through the writing of options on the Shares, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Shareholder sells his or its Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares held by a Selling Shareholder, to the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

	The Selling Shareholders may effect transactions in their Shares by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase the
Selling Shareholder's Shares as principals and thereafter sell such securities from time to time in the over-the-counter market, on the NNM, in negotiated transactions, or otherwise.  Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the
Selling Shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

	The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

	In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed broker-dealers in those states.  In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

	Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5, in connection with transactions in the Shares during the effectiveness of the registration statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

	The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or blue sky laws, incident to the registration of the Shares, other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the Selling Shareholders.

                       DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

	The authorized capital stock of the Company consists of 50,000,000 shares of
Common Stock.  At November 7, 1997, the Company had 9,107,104 shares of Common
Stock issued and outstanding.  Each share of Common Stock entitles the holder thereof to vote on all matters submitted to the shareholders; in electing directors, however, each shareholder is entitled to cumulate votes for any candidate if, prior to the voting, such candidate's name has been placed in nomination and any shareholder has given notice of an intention to cumulate votes.  The Common Stock is not subject to redemption or to liability for further calls or assessment.  Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the
Company out of funds legally available therefore and to share pro rata in any distribution to shareholders.  The shareholders have no conversion, preemptive or other subscription rights.

	With respect to the warrants to purchase up to 550,000 shares of Common Stock, warrants to purchase 183,334 shares of Common Stock may be exercised at any time until September 5, 2004, warrants to purchase an additional 183,334 shares of Common Stock may be exercised at any time commencing September 5, 1998 and expiring on September 5, 2004, and warrants to purchase the remaining 183,332 shares of Common Stock may be exercised at any time commencing September 5, 1999 and expiring on September 5, 2004, all at an exercise price of $2.0625 per share. In the event that the engagement letter between the Company and the holder of the warrant to purchase up to 500,000 shares of Common Stock is terminated prior to the date any of these warrants become exercisable, such warrants shall not become exercisable at any time thereafter. However, all of these warrants shall become immediately exercisable in the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company's Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company.

	The warrants to purchase up to 50,000 shares of Common Stock can be exercised at any time commencing December 28, 1997 and continuing until June 27, 2002 at an exercise price of $1.6875 per share.

TRANSFER AGENT

	The Transfer Agent for the Common Stock is Corporate Stock Transfer, Denver,
Colorado.

                       SHARES ELIGIBLE FOR FUTURE SALE

	Substantially all of the 9,107,104 shares of Common Stock outstanding as of
November 7, 1997, and, subject to issuance, the 5,634,205 shares of Common
Stock issuable upon exercise of outstanding options or warrants, or issuable upon conversion of outstanding convertible securities will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration.  Of such shares issuable upon exercise or conversion of outstanding securities, approximately 884,259 shares are issuable at or below $5.00 per share.  The availability of shares for public sale, or the perception of such availability, may have a depressive effect on the market price of the Common Stock.

                                   EXPERTS

	The consolidated financial statements of The Kushner-Locke Company as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

	NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                           TABLE OF CONTENTS

							                                            PAGE

Available Information 						                         4
Incorporation of Certain Documents by Reference 			  4
The Company							                                   6
Risk Factors							                                  8
Use of Proceeds							                              11
Selling Shareholders						                          12
Plan of Distribution						                          13
Description of Capital Stock					                   14
Shares Eligible for Future Sale					                14
Experts								                                     14


                               THE KUSHNER-
                              LOCKE COMPANY

                              666,667 SHARES
                                   OF
                               COMMON STOCK

                       ----------------------------

                                PROSPECTUS

                       ----------------------------

                             NOVEMBER 17,1997

                               PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

	The following table sets forth costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except Securities and Exchange Commission registration fee.


Securities and Exchange Commission registration fee ...  $    858.59
NASD Listing Fee.......................................  $ 13,334.00
Blue Sky fees and expenses.............................  $      --
Accounting fees and expenses...........................  $  5,000.00
Legal fees and expenses................................  $ 15,000.00
Miscellaneous................ .........................  $  5,000.00

      Total............................................  $ 39,192.59


	None of the expenses of issuance and distribution of the Shares set forth above are to be borne by the Selling Shareholders.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

	In accordance with Section 204.5 of the California General Corporation Law ("CGCL"), the Articles of Incorporation of the registrant (the "Company"), as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions in which a director has a material financial interest or (vii) under Section 316 of the CGCL (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

	The Company's Articles of Incorporation also authorize the Company to indemnify its agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise permitted by
Section 317 of the CGCL subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. The general effect of Section 317 of the CGCL and Article V of the Company's bylaws, as amended, is to provide for indemnification of its agents to the fullest extent permissible under California law.

	The Company maintains insurance coverage for each director and officer of the
Company for claims against such directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of the Company, or any matter claimed against them solely by reason of their status as directors or officers of the Company, subject to certain exceptions.

ITEM 16.   EXHIBITS.


EXHIBIT NO.					DESCRIPTION


	4.1		      Warrant agreement dated September 5, 1997 between the Company and
            Allen & Company Incorporated.
	4.2		      Warrant agreement dated September 5, 1997 between the Company and
            I. Friedman Equities, Inc.
	4.3		      Warrant Agreement dated June 27, 1997 between the Company and I.
            Friedman Equities, Inc.
	4.4		      Stock Purchase Agreement dated as of June 25, 1997 between the
            Company and Lawrence Mortorff.
	4.5		      Stock Option Award Agreement dated March 1, 1994 between the
            Company and Lawrence Mortorff.
	4.6		      Employment Agreement dated October 1, 1993 between the Company and
            Lawrence Mortorff (A)
	23.1		     Consent of KPMG Peat Marwick LLP

---------------------------------------

(A)	Incorporated by reference to Exhibit 10.17 to the Company's Report on Form
    10-Q for the fiscal quarter ended March 31, 1994.


ITEM 17.  UNDERTAKINGS

	The undersigned Registrant hereby undertakes:

	(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

			(i) to include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;

			(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

			(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

	(2)  that, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in its Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act of 1933 and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           					SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California, on November 17,
1997.

					THE KUSHNER-LOCKE COMPANY,

					By:    /s/  DONALD KUSHNER
					       ---------------------------------------------------
							     Donald Kushner
						      CO-CHAIRMAN OF THE BOARD

                            POWER OF ATTORNEY

	Each person whose signature appears below constitutes and appoints Donald Kushner, Peter Locke, and Robert Swan his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all supplements, amendments and post-effective amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated:


	SIGNATURE		                		TITLE	              			       DATE


	/s/ PETER LOCKE        Co-Chairman of the Board and    November 17, 1997
 Peter Locke            Co-Chief Executive Officer

 /s/ DONALD KUSHNER     Co-Chairman of the Board, Co-   November 17, 1997
 Donald Kushner         Chief Executive Officer and
                        Secretary

 /s/ ROBERT SWAN        Chief Financial Officer         November 17, 1997
 Robert Swan

 /s/ ADELINA VILLAFLOR  Controller (Chief Accounting    November 17, 1997
 Adelina Villaflor      Officer


/s/S.JAMES COPPPERSMITH Director                        November 17, 1997

 Stuart Hersch          Director                        November __, 1997

 /s/ DAVID BRAUN        Director                        November 17, 1997
 David Braun


                                EXHIBIT INDEX

EXHIBIT NO.					DESCRIPTION


	4.1		      Warrant agreement dated September 5, 1997 between the Company and
            Allen & Company Incorporated.
	4.2		      Warrant agreement dated September 5, 1997 between the Company and
            I. Friedman Equities, Inc.
	4.3		      Warrant Agreement dated June 27, 1997 between the Company and I.
            Friedman Equities, Inc.
	4.4		      Stock Purchase Agreement dated as of June 25, 1997 between the
            Company and Lawrence Mortorff.
	4.5		      Stock Option Award Agreement dated March 1, 1994 between the
            Company and Lawrence Mortorff.
	4.6		      Employment Agreement dated October 1, 1993 between the Company and
            Lawrence Mortorff (A)
	23.1		     Consent of KPMG Peat Marwick LLP

---------------------------------------

(A)	Incorporated by reference to Exhibit 10.17 to the Company's Report on Form
    10-Q for the fiscal quarter ended March 31, 1994.

Exhibit 4.1


		THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR OTHERWISE TRANS-FERRED UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


								500,000 Warrants


                         THE KUSHNER-LOCKE COMPANY

                            WARRANT CERTIFICATE


		This warrant certificate ("Warrant Certificate") certifies that for value received in consideration for certain services rendered pursuant to that certain letter agreement dated as of September 5, 1997 (the "Engagement
Letter"), Allen & Company Incorporated ("Allen") or registered permitted assigns (the "Holder") is the owner of the number of warrants ("Warrants")
specified above, each of which entitles the Holder thereof to purchase, at any time on or before the Expiration Date (hereinafter defined), one fully paid and non-assessable share of Common Stock, no par value ("Common Stock"), of
The Kushner-Locke Company, a California corporation (the "Company"), at a purchase price of $2.0625 per share of Common Stock in lawful money of the
United States of America in cash or by certified or cashier's check or a combination of cash and certified or cashier's check (subject to adjustment as hereinafter provided).

1. 		  Warrant; Purchase Price

		Each Warrant shall entitle the Holder initially to purchase one share of
Common Stock of the Company and the purchase price payable upon exercise of the Warrants (the "Purchase Price") shall initially be $2.0625 per share of
Common Stock.  The Purchase Price and number of shares of Common Stock issuable upon exercise of each Warrant are subject to adjustment as provided in Article 6.  The shares of Common Stock issuable upon exercise of the
Warrants (and/or other shares of common stock so issuable by reason of any adjustments pursuant to Article 6) are sometimes referred to herein as the
"Warrant Shares."

2. 		  Exercise; Expiration Date

2.1 		  The Warrants are exercisable, at the option of the Holder, in whole or in part at any time and from time to time on or after the applicable
Exercisability Date and on or before the Expiration Date, upon surrender of this Warrant Certificate to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the Purchase Price times the number of Warrants to be exercised.  In the case of exercise of less than all the Warrants represented by this Warrant Certificate, the Company shall cancel the Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant
Certificate for the balance of such Warrants.

2.2 		  The term "Exercisability Date" shall mean: (i) with respect to 166,667
Warrants, the date of this Warrant Certificate; (ii) with respect to 166,667
Warrants, the first anniversary of the date of this Warrant Certificate; and
(iii) with respect to 166,666 Warrants, the second anniversary of the date of this Warrant Certificate.  In the event that the Engagement Letter is terminated on or prior to the Exercisability Date applicable to any Warrants, such Warrants shall not become exercisable at any time thereafter, and the
Exercisability Date with respect thereto shall be deemed not to occur.
Notwithstanding the foregoing, upon a Triggering Event (as defined below), all
Warrants shall immediately become exercisable, and the Exercisability Date with respect to all Warrants shall be deemed to have occurred.

2.3 		  The term "Expiration Date" shall mean 5:00 p.m. New York time on 7 year anniversary of date warrant is executed, or if such day shall in the
State of New York be a holiday or a day on which banks are authorized to close, then 5:00 p.m. New York time the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.

3. 		  Registration and Transfer on Company Books

3.1 		  The Company shall maintain books for the registration and transfer of the Warrants and the registration and transfer of the Warrant Shares.

3.2 		  Prior to due presentment for registration of transfer of this Warrant
Certificate, or the Warrant Shares, the Company may deem and treat the registered Holder as the absolute owner thereof.

3.3 		  Neither this Warrant Certificate, nor the Warrants represented hereby, may be sold, assigned or otherwise transferred voluntarily by the Holder, other than to officers or directors of Allen & Company Incorporated (a
"Permitted Transfer"), without the consent of the Company.  The Company shall register upon its books any Permitted Transfer of a Warrant Certificate, upon surrender of same to the Company with a written instrument of transfer duly executed by the registered Holder or by a duly authorized attorney.  Upon any such registration of Permitted Transfer, new Warrant Certificate(s) shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled by the Company.  A Warrant Certificate may also be exchanged, at the option of the Holder, for new Warrant Certificates of different denominations representing in the aggregate the number of Warrants evidenced by the Warrant
Certificate surrendered.

4. 		  Reservation of Shares

		The Company covenants that it will at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issue upon exercise of the Warrants, such number of shares of capital stock as shall then be issuable upon the exercise of all outstanding Warrants.  The Company covenants that all shares of capital stock which shall be issuable upon exercise of the Warrants shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each national securities exchange, if any, on which the other shares of such outstanding capital stock of the Company are then listed.

5. 		  Loss or Mutilation

		Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of
Warrants.

6. 		  Adjustment of Purchase Price and Number of Shares Deliverable

6.1 		  The number of Warrant Shares purchasable upon the exercise of each Warrant and the Purchase Price with respect to the Warrant Shares shall be subject to adjustment as follows:

(a) 	  In case the Company shall (i) declare a dividend or make a distribution on its Common Stock payable in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock through stock split or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock
(including any reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph (a) shall become effective retroactively as of the record date of such event.

(b) 	  In case the Company shall issue rights, options or warrants or securities convertible into Common Stock to the holders of its shares of Common Stock generally, entitling them (for a period expiring within 45 days after the record date referred to below in this paragraph (b)) to subscribe for or purchase shares of Common Stock at a price per share which (together with the value of the consideration, if any, payable for such rights, options, warrants or convertible securities) is lower on the record date referred to below than the then Market Price Per Share of such Common Stock (as determined pursuant to Section 9.2) the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares immediately theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then Market Price Per Share of such Common Stock. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such rights, options, warrants or convertible securities. In the event such subscription price may be paid in consideration some or all of which is in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company.

(c) 	  In case the Company shall distribute to all holders of its shares of
Common Stock, or all holders of Common Stock shall otherwise become entitled to receive, shares of capital stock of the Company (other than dividends or distributions on its Common Stock referred to in paragraph (a) or (b) above), evidences of its indebtedness or rights, options, warrants or convertible securities providing the right to subscribe for or purchase any shares of the Company's capital stock or evidences of its indebtedness, then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant, by a fraction, of which the numerator shall be the then Market Price Per Share of the Warrant Shares (as determined pursuant to Section 9.2) on the record date mentioned below in this paragraph (c), and of which the denominator shall be the then Market Price Per Share of the Warrant Shares on such record date, less the then fair value (as determined by the Board of Directors of the Company, in good faith) of the portion of the shares of the Company's capital stock other than Common Stock, evidences of indebtedness, or of such rights, options, warrants or convertible securities, distributable with respect to each Warrant Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such distribution.

(d) 	  In the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company's Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company (any such event, a "Triggering Event"), the Holder of each Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had such Warrants been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article 6 with respect to rights and interest thereafter of the Holder of the Warrants to the end that the provisions of this Article 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of the Warrants. The provisions of this Section 6.1(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(e) 		Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in this Section 6.1, the
Purchase Price with respect to the Warrant Shares shall be adjusted by multiplying such Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

(f) 		Following any Triggering Event, the Company shall have
the option to repurchase for cash any or all Warrants at a fair market price, to be mutually determined in good faith by the Company and Allen using the Black-Scholes option pricing model for determining such value (assuming, for purposes of such determination, that all outstanding Warrants will expire on the Expiration Date).

6.2 		  In the event the Company shall declare a dividend, or make a distribution to the holders of its Common Stock generally, whether in cash, property or assets of any kind, including any dividend payable in stock or securities of any other issuer owned by the Company (excluding regularly payable cash dividends declared from time to time by the Company's Board of Directors or any dividend or distribution referred to in Section 6.1(a), (b) or (c) above), the Purchase Price of each Warrant shall be reduced, without any further action by the parties hereto, by the Per Share Value (as hereinafter defined) of the dividend. For purposes of this Section 6.2, the "Per Share Value" of a cash dividend or other distribution shall be the dollar amount of the distribution on each share of Common Stock and the "Per Share Value" of any dividend or distribution other than cash shall be equal to the fair market value of such non-cash distribution on each share of Common Stock as determined in good faith by the Board of Directors of the Company.

6.3  			No adjustment in the number of Warrant Shares purchasable under the
Warrants, or in the Purchase Price with respect to the Warrant
Shares, shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares issuable upon the exercise of such Warrant, or in the Purchase Price thereof; provided, however, that any adjustments which by reason of this Section 6.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All final results of adjustments to the number of Warrant Shares and the Purchase Price thereof shall be rounded to the nearest one thousandth of a share or the nearest cent, as the case may be.  Anything in this Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the number of Warrant Shares purchasable upon the exercise of each Warrant, or in the Purchase Price thereof, in addition to those required by such Section, as it in its discretion shall determine  to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights, warrants or options to purchase Common
Stock, or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions of cash out of retained earnings) or convertible or exchangeable securities hereafter made by the
Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

6.4 		  Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Purchase Price of such Warrant Shares is adjusted, as herein provided, the Company shall mail to the Holder, at the address of the
Holder shown on the books of the Company, a notice of such adjustment or adjustments, prepared and signed by the Chief Financial Officer or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Purchase Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

6.5 		  In the event that at any time prior to the expiration of the
Warrants and prior to their exercise:

(a) 		the Company shall declare any distribution (other than a cash dividend or a dividend payable in securities of the Company with respect to the Common
Stock); or

(b) 		the Company shall offer for subscription to the holders of the Common
Stock any additional shares of stock of any class or any other securities convertible into Common Stock or any rights to subscribe thereto; or

(c) 		the Company shall declare any stock split, stock dividend, subdivision, combination, or similar distribution with respect to the Common Stock, regardless of the effect of any such event on the outstanding number of shares of Common Stock; or

(d) 		the Company shall declare a dividend, other than a dividend payable in shares of the Company's own Common Stock; or

(e) 		there shall be any capital change in the Company as set forth in Section
6.1(d); or

(f) 		there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entity);

(each such event hereinafter being referred to as a "Notification Event"), the Company shall cause to be mailed to the Holder, not less than 20 days prior to the record date, if any, in connection with such Notification Event (provided, however, that if there is no record date, or if 20 days prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock or other securities or property deliverable upon exercise of the Warrants.

6.6 			The form of Warrant Certificate need not be changed because of any change in the Purchase Price, the number of Warrant Shares issuable upon the exercise of a Warrant or the number of Warrants outstanding pursuant to this Section 6, and Warrant Certificates issued before or after such change may state the same Purchase Price, the same number of Warrants, and the same number of Warrant Shares issuable upon exercise of Warrants as are stated in the Warrant Certificates theretofore issued pursuant to this Agreement.  The
Company may, however, at any time, in its sole discretion, make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding
Warrant Certificate or otherwise, may be in the form as so changed.

7. 		  Conversion Rights

7.1 			  In lieu of exercise of any portion of the Warrants as provided in
Section 2.1 hereof, the Warrants represented by this Warrant Certificate (or any portion thereof) may, at the election of the Holder, be converted into the nearest whole number of shares of Common Stock equal to:  (1) the product of
(a) the number of shares of Common Stock then issuable upon the exercise of the Warrants to be so converted and (b) the excess, if any, of (i) the Market
Price Per Share (as determined pursuant to Section 9.2) with respect to the date of conversion over (ii) the Purchase Price in effect on the business day next preceding the date of conversion, divided by (2) the Market Price Per
Share with respect to the date of conversion.  For example, if the Market
Price per Share on the date of conversion is $4.00 and the Purchase Price is
$2.00, then the Holder would be entitled to receive 250,000 shares of Common
Stock upon conversion of 500,000 Warrants.

7.2 		   The conversion rights provided under this Section 7 may be exercised in whole or in part and at any time and from time to time while any Warrants remain outstanding.  In order to exercise the conversion privilege, the Holder shall surrender to the Company, at its offices, this Warrant Certificate accompanied by a duly completed Notice of Conversion in the form attached hereto as Exhibit B.  The Warrants (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Warrant
Certificate for conversion in accordance with the foregoing provisions.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock to which the Holder shall be entitled as a result of the conversion, and (ii) if the Warrant Certificate is being converted in part only, a new certificate of like tenor and date for the balance of the unconverted portion of the Warrant Certificate.

8. 		  Voluntary Adjustment by the Company

		The Company may, at its option, at any time during the term of the Warrants, reduce the then current Purchase Price to any amount deemed appropriate by the Board of Directors of the Company and/or extend the date of the expiration of the Warrants.

9. 			Fractional Shares and Warrants; Determination of	Market Price Per Share

9.1 Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue any fraction of a share of Common Stock in connection with the exercise of Warrants. Warrants may not be exercised in such number as would result (except for the provisions of this paragraph) in the issuance of a fraction of a share of Common Stock unless the Holder is exercising all Warrants then owned by the Holder. In such event, the Company shall, upon the exercise of all of such Warrants, issue to the Holder the largest aggregate whole number of shares of Common Stock called for thereby upon receipt of the Purchase Price for all of such Warrants and pay a sum in cash equal to the remaining fraction of a share of Common Stock, multiplied by its Market Price Per Share (as determined pursuant to Section 9.2 below) as of the last business day preceding the date on which the Warrants are presented for exercise.

9.2 As used herein, the "Market Price Per Share" with respect to any class of series of Common Stock on any date shall mean the average closing price per share of Company's Common Stock for the 20 trading days immediately preceding such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal securities exchange on which the shares of such Common Stock of the Company are listed or admitted to trading or, if applicable, the last sale price, or in case no sale takes place on such day, the average of the closing bid and asked prices of such Common Stock on NASDAQ or any comparable system, or if such Common Stock is not reported on NASDAQ, or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such bid and asked prices are not available, then "Market Price Per Share" shall be equal to the fair market value of such Common Stock as determined in good faith by the Board of Directors of the Company.

10. 		  Registration Rights

10.1 		  No sale, transfer, assignment, hypothecation or other disposition of the Warrant Shares shall be made unless any such transfer, assignment or other disposition will comply with the rules and statutes administered by the
Securities and Exchange Commission and (i) a registration statement under the
Securities Act of 1933, as amended (the "Act"), including such shares is currently in effect, or (ii) in the opinion of counsel satisfactory to the
Company a current registration statement is not required for such disposition of the shares.

10.2 		  The Company agrees that the Holder shall have the one-time right, beginning on the first anniversary of the date of this Warrant Certificate, upon written notice to the Company, to require that the Company prepare and promptly file a registration statement, as may be required under the Act, in connection with the public offering, on a time-to-time basis or otherwise, of not less than 50% of the then outstanding Warrant Shares.  In connection therewith, the Company shall be obligated to prepare and file such registration statement within 45 days of receipt of any such initial notice and shall be further obligated to use its reasonable best efforts, including the filing of any amendments or supplements thereto, to have any such registration statement declared effective under the Act and the rules and regulations promulgated thereunder as soon as practicable after the filing date thereof.  The Company shall also use its reasonable best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Act at its expense for such period of time as is not otherwise burdensome to the Company, in no event to exceed 90 days.

10.3 		  In addition to the rights of the Holder pursuant to Section 10.2, the Company agrees that, at any time or times hereafter, as and when it intends to register any of its securities under the Act other than pursuant to a registration requested pursuant to Section 10.2 hereof, whether for its own account and/or on behalf of selling stockholders (except in connection with an offering on Form S-8 or an offering solely related to an acquisition or exchange on a Form S-4 or any subsequent similar form) the Company will notify the Holder of such intention and, upon request from the Holder, will use its reasonable best efforts to cause the Underlying Shares designated by the Holder to be registered under the Securities Act.  The number of
Underlying Shares to be included in such offering may be reduced if and to the extent that the underwriter of securities included in the registration statement and offered by the Company shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the percentage of the reduction of such Underlying Shares shall be no greater than the percentage reduction of securities of other selling stockholders, as such percentage reductions are determined in the good faith judgment of the Company.  The Company will use its reasonable best efforts to keep each such registration statement current for such period of time as is not otherwise burdensome to the Company, in no event to exceed 90 days.

10.4 		  Any registration statement referred to in subsection 10.2 or 10.3 hereof shall be prepared and processed in accordance with the following terms and conditions:

	(i) the Holder will cooperate in furnishing promptly to the Company in writing any information requested by the Company in connection with the preparation, filing and processing of such registration statement.

	(ii) To the extent requested by an underwriter of securities included in the registration statement and offered by the Company, the Holder will defer the sale of Underlying Shares for a period commencing twenty (20) days prior and terminating one hundred twenty (120) days after the effective date of the registration statement, provided that any principal shareholders of the
Company who also have shares included in the registration statement will also defer their sales for a similar period.

	(iii) The Company will furnish to the Holder such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Holder.

	(iv)	The Company will indemnify the Holder (and any officer, director or controlling person of the Holder) and any underwriters acting on behalf of the Holder against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any registration statement filed pursuant hereto, or any document relating thereto, including all amendments and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and will reimburse the Holder (or such other aforementioned parties) or such underwriters for any legal and all other expenses reasonably incurred in accordance with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable where the untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of the Holder's or any such underwriter's failure to furnish to the Company information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement shall be in addition to any other liability the Company may have. The indemnity agreement of the Company contained in this paragraph (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Underlying Shares.

	(v) The Holder will indemnify the Company (and any officer, director or controlling person of the Company) and any underwriters acting on behalf of the Company against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement filed pursuant hereto, or any document relating thereto, including all amendments, and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and, will reimburse the Company (or such other aforementioned parties) or such underwriters for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the Holder will be liable as aforesaid only to the extent that such untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of its or such underwriter's failure to furnish the Company with information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement contained in this paragraph (v) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Underlying Shares.

	(vi) Promptly after receipt by an indemnified party under this subsection
10.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party, promptly notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this subsection 10.4. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this subsection 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation or out-of-pocket expenses or losses or cost incurred in collaborating in the defense.

	(vii) Except as set forth in subsection 10.4 (viii), the Company shall bear all costs and expenses incident to any registration pursuant to this Section
10.

	(viii) The Holder shall pay any and all underwriters' discounts, brokerage fees and transfer taxes incident to the sale of any securities sold by such Holder pursuant to this Section 10, and shall pay the fees and expenses of any attorneys or accountants retained by it.

11. 		  Governing Law

		This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.


		IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officers thereunto duly authorized and its corporate seal to be affixed hereon, as of this fifth day of September, 1997.


						THE KUSHNER-LOCKE COMPANY



						By: /s/ DONALD KUSHNER
							Name:
							Title:

[SEAL]

Attest:

ALLEN & COMPANY INCORPORATED


By:	  /s/ STANLEY S. SHUMAN
	Name:    Stanley S. Shuman
	Title:   Exec. V.P.

                                                              EXHIBIT A

                          NOTICE OF EXERCISE

		The undersigned hereby irrevocably elects to exercise, pursuant to Section
2 of the Warrant Certificate accompanying this Notice of Exercise, _______
Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate, and herewith makes payment of the
Purchase Price of such shares in full.


						Name of Holder


						Signature

						Address:

                                                           EXHIBIT B

                           NOTICE OF EXERCISE

The undersigned hereby irrevocably elects to convert, pursuant to Section 7 of the Warrant Certificate accompanying this Notice of Conversion, _______ Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate into shares of the Common Stock of the Company (the "Shares").

The number of Shares to be received by the undersigned shall be calculated in accordance with the provisions of Section 7.1 of the accompanying Warrant Certificate.


						Name of Holder

						Signature

						Address:

	Exhibit 4.2

  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER
		THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR OTHERWISE TRANS-FERRED UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                                             								50,000 Warrants


                          THE KUSHNER-LOCKE COMPANY

                             WARRANT CERTIFICATE


		This warrant certificate ("Warrant Certificate") certifies that for value received in consideration for certain services rendered, I. Friedman Equities,
Inc. or registered permitted assigns (the "Holder") is the owner of the number of warrants ("Warrants") specified above, each of which entitles the Holder thereof to purchase, at any time on or before the Expiration Date (hereinafter defined), one fully paid and non-assessable share of Common Stock, no par value ("Common Stock"), of The Kushner-Locke Company, a California corporation
(the "Company"), at a purchase price of $2.0625 per share of Common Stock in lawful money of the United States of America in cash or by certified or cashier's check or a combination of cash and certified or cashier's check
(subject to adjustment as hereinafter provided).

1.		  Warrant; Purchase Price

		Each Warrant shall entitle the Holder initially to purchase one share of
Common Stock of the Company and the purchase price payable upon exercise of the Warrants (the "Purchase Price") shall initially be $2.0625 per share of
Common Stock.  The Purchase Price and number of shares of Common Stock issuable upon exercise of each Warrant are subject to adjustment as provided in Article 6.  The shares of Common Stock issuable upon exercise of the
Warrants (and/or other shares of common stock so issuable by reason of any adjustments pursuant to Article 6) are sometimes referred to herein as the
"Warrant Shares."

2.		  Exercise; Expiration Date

 2.1		  The Warrants are exercisable, at the option of the Holder, in whole or in part at any time and from time to time on or after the applicable
Exercisability Date and on or before the Expiration Date, upon surrender of this Warrant Certificate to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the Purchase Price times the number of Warrants to be exercised.  In the case of exercise of less than all the Warrants represented by this Warrant Certificate, the Company shall cancel the Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant
Certificate for the balance of such Warrants.

2.2		  The term "Exercisability Date" shall mean:  (i) with respect to 16,667
Warrants, the date of this Warrant Certificate; (ii) with respect to 16,667
Warrants, the first anniversary of the date of this Warrant Certificate; and
(iii) with respect to 16,666 Warrants, the second anniversary of the date of this Warrant Certificate.  In the event that the Engagement Letter is terminated on or prior to the Exercisability Date applicable to any Warrants, such Warrants shall not become exercisable at any time thereafter, and the
Exercisability Date with respect thereto shall be deemed not to occur.
Notwithstanding the foregoing, upon a Triggering Event (as defined below), all
Warrants shall immediately become exercisable, and the Exercisability Date with respect to all Warrants shall be deemed to have occurred.

2.3		  The term "Expiration Date" shall mean 5:00 p.m. New York time on 7 year anniversary of date warrant is executed, or if such day shall in the
State of New York be a holiday or a day on which banks are authorized to close, then 5:00 p.m. New York time the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.

3.		Registration and Transfer on Company Books

3.1		The Company shall maintain books for the registration and transfer of the
Warrants and the registration and transfer of the Warrant Shares.

3.2	  Prior to due presentment for registration of transfer of this Warrant
Certificate, or the Warrant Shares, the Company may deem and treat the registered Holder as the absolute owner thereof.

3.3	  Neither this Warrant Certificate, nor the Warrants represented hereby, may be sold, assigned or otherwise transferred voluntarily by the Holder, other than to officers or directors of I. Friedman Equities, Inc. (a
"Permitted Transfer"), without the consent of the Company. The Company shall register upon its books any Permitted Transfer of a Warrant Certificate, upon surrender of same to the Company with a written instrument of transfer duly executed by the registered Holder or by a duly authorized attorney. Upon any such registration of Permitted Transfer, new Warrant Certificate(s) shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled by the Company. A Warrant Certificate may also be exchanged, at the option of the Holder, for new Warrant Certificates of different denominations representing in the aggregate the number of Warrants evidenced by the Warrant Certificate surrendered.

4.  Reservation of Shares

	The Company covenants that it will at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issue upon exercise of the Warrants, such number of shares of capital stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of capital stock which shall be issuable upon exercise of the Warrants shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each national securities exchange, if any, on which the other shares of such outstanding capital stock of the Company are then listed.

5.	  Loss or Mutilation

	Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of Warrants.

6.		Adjustment of Purchase Price and Number of Shares Deliverable

6.1	  The number of Warrant Shares purchasable upon the exercise of each
Warrant and the Purchase Price with respect to the Warrant Shares shall be subject to adjustment as follows:

(a)	In case the Company shall (i) declare a dividend or make a distribution on its Common Stock payable in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock through stock split or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock
(including any reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph (a) shall become effective retroactively as of the record date of such event.

(b)	  In case the Company shall issue rights, options or warrants or securities convertible into Common Stock to the holders of its shares of Common Stock generally, entitling them (for a period expiring within 45 days after the record date referred to below in this paragraph (b)) to subscribe for or purchase shares of Common Stock at a price per share which (together with the value of the consideration, if any, payable for such rights, options, warrants or convertible securities) is lower on the record date referred to below than the then Market Price Per Share of such Common Stock (as determined pursuant to Section 9.2) the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares immediately theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then Market Price Per Share of such Common Stock. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such rights, options, warrants or convertible securities. In the event such subscription price may be paid in consideration some or all of which is in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company.

(c)	  In case the Company shall distribute to all holders of its shares of
Common Stock, or all holders of Common Stock shall otherwise become entitled to receive, shares of capital stock of the Company (other than dividends or distributions on its Common Stock referred to in paragraph (a) or (b) above), evidences of its indebtedness or rights, options, warrants or convertible securities providing the right to subscribe for or purchase any shares of the Company's capital stock or evidences of its indebtedness, then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant, by a fraction, of which the numerator shall be the then Market Price Per Share of the Warrant Shares (as determined pursuant to Section 9.2) on the record date mentioned below in this paragraph (c), and of which the denominator shall be the then Market Price Per Share of the Warrant Shares on such record date, less the then fair value (as determined by the Board of Directors of the Company, in good faith) of the portion of the shares of the Company's capital stock other than Common Stock, evidences of indebtedness, or of such rights, options, warrants or convertible securities, distributable with respect to each Warrant Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such distribution.

(d)	  In the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company's Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company (any such event, a "Triggering Event"), the Holder of each Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had such Warrants been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article 6 with respect to rights and interest thereafter of the Holder of the Warrants to the end that the provisions of this Article 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of the Warrants. The provisions of this Section 6.1(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(e)		Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in this Section 6.1, the Purchase
Price with respect to the Warrant Shares shall be adjusted by multiplying such
Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

(f)		Following any Triggering Event, the Company shall have the option to repurchase for cash any or all Warrants at a fair market price, to be mutually determined in good faith by the Company and Allen using the Black-Scholes option pricing model for determining such value (assuming, for purposes of such determination, that all outstanding Warrants will expire on the
Expiration Date).

6.2		  In the event the Company shall declare a dividend, or make a distribution to the holders of its Common Stock generally, whether in cash, property or assets of any kind, including any dividend payable in stock or securities of any other issuer owned by the Company (excluding regularly payable cash dividends declared from time to time by the Company's Board of Directors or any dividend or distribution referred to in Section 6.1(a), (b) or (c) above), the Purchase Price of each Warrant shall be reduced, without any further action by the parties hereto, by the Per Share Value (as hereinafter defined) of the dividend. For purposes of this Section 6.2, the "Per Share Value" of a cash dividend or other distribution shall be the dollar amount of the distribution on each share of Common Stock and the "Per Share Value" of any dividend or distribution other than cash shall be equal to the fair market value of such non-cash distribution on each share of Common Stock as determined in good faith by the Board of Directors of the Company.

6.3		No adjustment in the number of Warrant Shares purchasable under the
Warrants, or in the Purchase Price with respect to the Warrant Shares, shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares issuable upon the exercise of such
Warrant, or in the Purchase Price thereof; provided, however, that any adjustments which by reason of this Section 6.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
All final results of adjustments to the number of Warrant Shares and the
Purchase Price thereof shall be rounded to the nearest one thousandth of a share or the nearest cent, as the case may be.  Anything in this Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the number of Warrant Shares purchasable upon the exercise of each Warrant, or in the Purchase Price thereof, in addition to those required by such Section, as it in its discretion shall determine  to be advisable in order that any dividend or distribution in shares of Common
Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights, warrants or options to purchase Common Stock, or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions of cash out of retained earnings) or convertible or exchangeable securities hereafter made by the
Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

6.4		  Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Purchase Price of such Warrant Shares is adjusted, as herein provided, the Company shall mail to the Holder, at the address of the
Holder shown on the books of the Company, a notice of such adjustment or adjustments, prepared and signed by the Chief Financial Officer or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Purchase Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

6.5	  In the event that at any time prior to the expiration of the Warrants and prior to their exercise:

(a) the Company shall declare any distribution (other than a cash dividend or a dividend payable in securities of the Company with respect to the Common Stock); or

(b)	the Company shall offer for subscription to the holders of the Common
Stock any additional shares of stock of any class or any other securities convertible into Common Stock or any rights to subscribe thereto; or

(c)	the Company shall declare any stock split, stock dividend, subdivision, combination, or similar distribution with respect to the Common Stock, regardless of the effect of any such event on the outstanding number of shares of Common Stock; or

(d)	the Company shall declare a dividend, other than a dividend payable in shares of the Company's own Common Stock; or

(e)	there shall be any capital change in the Company as set forth in Section
6.1(d); or

(f)	there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entity);

(each such event hereinafter being referred to as a "Notification Event"), the Company shall cause to be mailed to the Holder, not less than 20 days prior to the record date, if any, in connection with such Notification Event (provided, however, that if there is no record date, or if 20 days prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock or other securities or property deliverable upon exercise of the Warrants.

6.6		The form of Warrant Certificate need not be changed because of any change in the Purchase Price, the number of Warrant Shares issuable upon the exercise of a Warrant or the number of Warrants outstanding pursuant to this
Section 6, and Warrant Certificates issued before or after such change may state the same Purchase Price, the same number of Warrants, and the same number of Warrant Shares issuable upon exercise of Warrants as are stated in the Warrant Certificates theretofore issued pursuant to this Agreement. The Company may, however, at any time, in its sole discretion, make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding
Warrant Certificate or otherwise, may be in the form as so changed.

7.	  Conversion Rights

7.1	  In lieu of exercise of any portion of the Warrants as provided in
Section 2.1 hereof, the Warrants represented by this Warrant Certificate (or any portion thereof) may, at the election of the Holder, be converted into the nearest whole number of shares of Common Stock equal to: (1) the product of
(a) the number of shares of Common Stock then issuable upon the exercise of the Warrants to be so converted and (b) the excess, if any, of (i) the Market Price Per Share (as determined pursuant to Section 9.2) with respect to the date of conversion over (ii) the Purchase Price in effect on the business day next preceding the date of conversion, divided by (2) the Market Price Per Share with respect to the date of conversion. For example, if the Market Price per Share on the date of conversion is $4.00 and the Purchase Price is $2.00, then the Holder would be entitled to receive 25,000 shares of Common Stock upon conversion of 50,000 Warrants.

7.2	   The conversion rights provided under this Section 7 may be exercised in whole or in part and at any time and from time to time while any Warrants remain outstanding. In order to exercise the conversion privilege, the Holder shall surrender to the Company, at its offices, this Warrant Certificate accompanied by a duly completed Notice of Conversion in the form attached hereto as Exhibit B. The Warrants (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Warrant
Certificate for conversion in accordance with the foregoing provisions. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock to which the Holder shall be entitled as a result of the conversion, and (ii) if the Warrant Certificate is being converted in part only, a new certificate of like tenor and date for the balance of the unconverted portion of the Warrant Certificate.

8.		  Voluntary Adjustment by the Company

		The Company may, at its option, at any time during the term of the Warrants, reduce the then current Purchase Price to any amount deemed appropriate by the Board of Directors of the Company and/or extend the date of the expiration of the Warrants.

9.			Fractional Shares and Warrants; Determination of 	Market Price Per Share

9.1	Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue any fraction of a share of Common Stock in connection with the exercise of Warrants. Warrants may not be exercised in such number as would result (except for the provisions of this paragraph) in the issuance of a fraction of a share of Common Stock unless the Holder is exercising all Warrants then owned by the Holder. In such event, the Company shall, upon the exercise of all of such Warrants, issue to the Holder the largest aggregate whole number of shares of Common Stock called for thereby upon receipt of the Purchase Price for all of such Warrants and pay a sum in cash equal to the remaining fraction of a share of Common Stock, multiplied by its Market Price Per Share (as determined pursuant to Section 9.2 below) as of the last business day preceding the date on which the Warrants are presented for exercise.

9.2	As used herein, the "Market Price Per Share" with respect to any class of series of Common Stock on any date shall mean the average closing price per share of Company's Common Stock for the 20 trading days immediately preceding such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal securities exchange on which the shares of such Common Stock of the Company are listed or admitted to trading or, if applicable, the last sale price, or in case no sale takes place on such day, the average of the closing bid and asked prices of such Common Stock on NASDAQ or any comparable system, or if such Common Stock is not reported on NASDAQ, or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such bid and asked prices are not available, then "Market Price Per Share" shall be equal to the fair market value of such Common Stock as determined in good faith by the Board of Directors of the Company.

10.	  Registration Rights

10.1	  No sale, transfer, assignment, hypothecation or other disposition of the Warrant Shares shall be made unless any such transfer, assignment or other disposition will comply with the rules and statutes administered by the Securities and Exchange Commission and (i) a registration statement under the Securities Act of 1933, as amended (the "Act"), including such shares is currently in effect, or (ii) in the opinion of counsel satisfactory to the Company a current registration statement is not required for such disposition of the shares.

10.2	  The Company agrees that the Holder shall have the one-time right, beginning on the first anniversary of the date of this Warrant Certificate, upon written notice to the Company, to require that the Company prepare and promptly file a registration statement, as may be required under the Act, in connection with the public offering, on a time-to-time basis or otherwise, of not less than 50% of the then outstanding Warrant Shares. In connection therewith, the Company shall be obligated to prepare and file such registration statement within 45 days of receipt of any such initial notice and shall be further obligated to use its reasonable best efforts, including the filing of any amendments or supplements thereto, to have any such registration statement declared effective under the Act and the rules and regulations promulgated thereunder as soon as practicable after the filing date thereof. The Company shall also use its reasonable best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Act at its expense for such period of time as is not otherwise burdensome to the Company, in no event to exceed 90 days.

10.3	  In addition to the rights of the Holder pursuant to Section 10.2, the
Company agrees that, at any time or times hereafter, as and when it intends to register any of its securities under the Act other than pursuant to a registration requested pursuant to Section 10.2 hereof, whether for its own account and/or on behalf of selling stockholders (except in connection with an offering on Form S-8 or an offering solely related to an acquisition or exchange on a Form S-4 or any subsequent similar form) the Company will notify the Holder of such intention and, upon request from the Holder, will use its reasonable best efforts to cause the Underlying Shares designated by the Holder to be registered under the Securities Act. The number of Underlying Shares to be included in such offering may be reduced if and to the extent that the underwriter of securities included in the registration statement and offered by the Company shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the percentage of the reduction of such Underlying Shares shall be no greater than the percentage reduction of securities of other selling stockholders, as such percentage reductions are determined in the good faith judgment of the Company. The Company will use its reasonable best efforts to keep each such registration statement current for such period of time as is not otherwise burdensome to the Company, in no event to exceed 90 days.

10.4	  Any registration statement referred to in subsection 10.2 or 10.3 hereof shall be prepared and processed in accordance with the following terms and conditions:

	(i) the Holder will cooperate in furnishing promptly to the Company in writing any information requested by the Company in connection with the preparation, filing and processing of such registration statement.

	(ii) To the extent requested by an underwriter of securities included in the registration statement and offered by the Company, the Holder will defer the sale of Underlying Shares for a period commencing twenty (20) days prior and terminating one hundred twenty (120) days after the effective date of the registration statement, provided that any principal shareholders of the Company who also have shares included in the registration statement will also defer their sales for a similar period.

	(iii) The Company will furnish to the Holder such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Holder.

	(iv)	The Company will indemnify the Holder (and any officer, director or controlling person of the Holder) and any underwriters acting on behalf of the Holder against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any registration statement filed pursuant hereto, or any document relating thereto, including all amendments and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and will reimburse the Holder (or such other aforementioned parties) or such underwriters for any legal and all other expenses reasonably incurred in accordance with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable where the untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of the Holder's or any such underwriter's failure to furnish to the Company information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement shall be in addition to any other liability the Company may have. The indemnity agreement of the Company contained in this paragraph (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Underlying Shares.

	(v) The Holder will indemnify the Company (and any officer, director or controlling person of the Company) and any underwriters acting on behalf of the Company against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement filed pursuant hereto, or any document relating thereto, including all amendments, and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and, will reimburse the Company (or such other aforementioned parties) or such underwriters for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the Holder will be liable as aforesaid only to the extent that such untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of its or such underwriter's failure to furnish the Company with information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement contained in this paragraph (v) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Underlying Shares.

	(vi) Promptly after receipt by an indemnified party under this subsection
10.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party, promptly notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this subsection 10.4. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this subsection 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation or out-of-pocket expenses or losses or cost incurred in collaborating in the defense.

	(vii) Except as set forth in subsection 10.4 (viii), the Company shall bear all costs and expenses incident to any registration pursuant to this Section
10.

	(viii) The Holder shall pay any and all underwriters' discounts, brokerage fees and transfer taxes incident to the sale of any securities sold by such Holder pursuant to this Section 10, and shall pay the fees and expenses of any attorneys or accountants retained by it.

11.	  Governing Law

		This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.

		IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officers thereunto duly authorized and its corporate seal to be affixed hereon, as of this fifth day of September, 1997.


						THE KUSHNER-LOCKE COMPANY



						By:   /s/  DONALD KUSHNER
							Name:
							Title:

[SEAL]

Attest:

I. FRIEDMAN EQUITIES, INC.


By:    /s/  IRWIN FRIEDMAN
      	Irwin Friedman
	      President


                                                               EXHIBIT A


NOTICE OF EXERCISE


		The undersigned hereby irrevocably elects to exercise, pursuant to Section
2 of the Warrant Certificate accompanying this Notice of Exercise, _______
Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate, and herewith makes payment of the
Purchase Price of such shares in full.





					Name of Holder



					Signature

					Address:



                                                           	EXHIBIT B


NOTICE OF CONVERSION


The undersigned hereby irrevocably elects to convert, pursuant to Section 7 of the Warrant Certificate accompanying this Notice of Conversion, _______ Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate into shares of the Common Stock of the Company (the "Shares").

The number of Shares to be received by the undersigned shall be calculated in accordance with the provisions of Section 7.1 of the accompanying Warrant Certificate.


						Name of Holder



						Signature

						Address:

Exhibit 4.3



NO SALE OR TRANSFER OF THIS WARRANT OR THE SECURITIES UNDERLYING THIS WARRANT MAY BE MADE UNTIL THE EFFECTIVENESS OF A REGISTRATION STATEMENT OR OF A POST-EFFECTIVE AMENDMENT THERETO UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), COVERING THIS WARRANT OR THE SECURITIES UNDERLYING THIS WARRANT, OR UNTIL THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT. TRANSFER OF THIS WARRANT IS FURTHER RESTRICTED UNDER PARAGRAPH 2 BELOW.


         	I. FRIEDMAN EQUITIES, INC. WARRANT TO PURCHASE	COMMON STOCK

                         	THE KUSHNER-LOCKE COMPANY
                         	(a California corporation)

	Dated:  June 27, 1997


THIS CERTIFIES THAT, for value received, I. Friedman Equities, Inc. (the "Consultant"), or its permitted registered assigns (the "Holder"), is the owner of warrants (the "Consultant's Warrant") to purchase from The Kushner-Locke Company, a California corporation (the "Company"), during the Exercise Period (as defined in subparagraph 1(a) below), and at the Warrant Price (as defined in subparagraph 1(a) below), up to 50,000 shares of the Company's common stock, no par value per share ("Common Stock") (the shares of Common Stock underlying this Consultant's Warrant are hereinafter referred to as "Shares").

This Consultant's Warrant is issued pursuant to this Agreement, dated June 27, 1997, between the Company and the Consultant in consideration of the Consultant's services to the Company.

1.	Exercise of the Consultant's Warrant.

(a)	The rights represented by this Consultant's Warrant shall be exercisable at the Warrant Price and during the Exercise Period upon the terms and subject to the conditions as set forth herein:

(i)	During the period from June 27, 1997 to December 27, 1997, inclusive, the
Holder shall have no right to purchase any Shares hereunder.

(ii)	Between December 28, 1997 and 5:00 p.m. Los Angeles, California, time on
June 27, 2002, inclusive (the "Exercise Period"), the Holder shall have the option to purchase any and all of the Shares hereunder at a price of $1.6875 per Share (the "Warrant Price"). This Consultant's Warrant shall expire effective at 5:00 p.m., Los Angeles, California time on such date.

(b)	The rights represented by this Consultant's Warrant may be exercised at any time within the Exercise Period, in whole or in part, by (i) the surrender of this Consultant's Warrant (with the purchase form at the end hereof properly completed and executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder then appearing on the books of the Company); (ii) payment to the Company of the exercise price then in effect for the number of Shares specified in the above-mentioned purchase form together with applicable transfer taxes or similar charges imposed upon transfer, sale or assignment (hereinafter referred to as "transfer tax"), if any; and (iii) delivery to the Company of a duly completed and executed agreement signed by the person(s) designated in the purchase form to the effect that such person
(s) agree(s) to be bound by the provisions of this Consultant's Warrant, including, without limitation, Paragraph 5 and subparagraphs (b), (c) and (d) of Paragraph 6 hereof. This Consultant's Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Consultant's Warrant is surrendered, along with the delivery of any and all other required documents, and payment is made in accordance with the foregoing provisions of this Paragraph 1, and the person or persons in whose name or names the certificates for the Shares shall be issuable upon such exercise shall be deemed the holder or holders of record of such Shares at that time and date. The Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) business days, after the Company receives the items required to be delivered by this Paragraph 1 to evidence the Consultant's exercise of its rights represented by this Consultant's Warrant.

2.	Restrictions on Transfer.

This Consultant's Warrant shall not be transferred, sold, assigned or hypothecated for a period of one year commencing June 27, 1997, except to officers and directors of the Consultant and thereafter it may be transferred only to successors or affiliates of the Holder or the Holder's officers or directors. Any such assignment shall be effected by the Holder by (i) completing and executing the transfer form at the end hereof and (ii) surrendering this Consultant's Warrant with such duly completed and executed transfer form for cancellation, accompanied by funds sufficient to pay any transfer tax at the office or agency of the Company referred to in Paragraph 1 hereof, accompanied by a certificate (signed by a duly authorized representative of the Holder), stating that each transferee is a permitted transferee under this Paragraph 2 and agrees to be bound by the terms of this Consultant's Warrant, including without limitation, Paragraph 5 and subparagraphs (b), (c) and (d) of Paragraph 6 hereof; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder), a new Consultant's Warrant or Consultant's Warrants of like tenor and representing in the aggregate rights to purchase the same number of Shares as are then purchasable hereunder. The Holder acknowledges that neither this Consultant's Warrant nor the Shares may be offered or sold except pursuant to an effective registration statement under the Act or a written opinion of counsel satisfactory to the Company that an exemption from registration under the Act is available.

3.	Covenants of the Company.

(a) 	The Company covenants and agrees that all Common Stock issuable upon the exercise of this Consultant's Warrant will, upon issuance thereof and payment therefor in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable and no personal liability will attach to the holder thereof by reason of being such a holder, other than as set forth herein or provided at law.

(b)	The Company covenants and agrees that during the Exercise Period the
Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of this Consultant's Warrant.

(c)	The Company covenants and agrees that for so long as the Common Stock shall be outstanding (unless the Common Stock shall no longer be registered under Paragraph 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended) the Company shall use its reasonable best efforts to cause the Company's Common Stock to be listed on the NASDAQ National Market, or listed on a national securities exchange, on the NASDAQ SmallCap Market or on a similar inter-dealer quotation system.

4.	No Rights of Shareholder.

This Consultant's Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Consultant's Warrant and are not enforceable against the Company except to the extent set forth herein.

5.	Registration Rights.

(a)	Piggyback Registration.

(i)	If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holder) any of its Common Stock under the Act in connection with a public offering of such securities solely for cash (other than a registration relating to the sale of securities to participants in a Company stock or similar plan or arrangement for which securities are registered on a Form S-8 or any successor or similar form, or a registration on Form S-4, or any successor or similar form or any registration of stock issuable upon a reclassification, a business combination or acquisition, an exchange of securities or an exchange offer for securities of the Company or another entity), the Company shall, at such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder received by the Company within ten (10) days after the date of the Company's notice to the Holder, which request shall state the intended method of disposition of such shares by the Holder, the Company shall use its reasonable best efforts to cause to be registered under the Act all of the Common Stock issuable hereunder (the "Registrable Securities") that the Holder has properly requested to be registered (a "Piggyback Registration").

(ii)	In the case of a Piggyback Registration on an underwritten public offering by the Company, if the managing underwriter determines and advises the Company that the inclusion in the registration statement of all Registrable Securities proposed to be included would likely interfere with the successful marketing of the securities proposed to be registered by the Company, then such managing underwriter shall determine the number of such Registrable Securities to be included in such registration statement.

(b)	Demand Registration.

(i)	The Company agrees that the Holder shall have the one-time right, beginning on the first anniversary of the date of this Consultant's Warrant, upon written notice to the Company, to require that the Company prepare and promptly file a registration statement, as may be required under the Act, in connection with the public offering, on a time-to-time basis or otherwise, of not less than 50% of the then outstanding Shares. In connection therewith, the Company shall be obligated to prepare and file such registration statement within 45 days of receipt of any such initial notice and shall be further obligated to use its reasonable best efforts, including the filing of any amendments or supplements thereto, to have any such registration statement declared effective under the Act and the rules and regulations promulgated thereunder as soon as practicable after the filing date thereof. The Company shall also use its reasonable best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Act at its expense for such period of time as is not otherwise burdensome to the Company, in no event to exceed 90 days.

(ii)	To the extent requested by an underwriter of securities included in the registration statement and offered by the Company, the Holder will defer the sale of Shares for a period commencing twenty (20) days prior to and terminating one hundred twenty (120) days after the effective date of the registration statement, provided that any principal shareholders of the Company who also have shares included in the registration statement will also defer their sales for a similar period.

6.	Indemnification.

(a)	Whenever pursuant to Paragraph 5 a registration statement relating to any
Registrable Securities is filed under the Act, amended or supplemented, the Company will (i) indemnify and hold harmless each Holder of the Registrable Securities covered by such registration statement, amendment or supplement
(such Holder hereinafter referred to as the "Distributing Holder"), each person, if any, who controls (within the meaning of the Act) the Distributing Holder, and each officer, employee, agent or partner of the Distributing
Holder, if the Distributing Holder is a broker or dealer, and each underwriter (within the meaning of the Act) of such securities and each person, if any, who controls (within the meaning of the Act) any such underwriter and each officer, employee, agent or partner of such underwriter against any losses, claims, damages or liabilities, joint or several, to which the Distributing Holder, any such underwriter or any such other person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; and (ii) reimburse the Distributing
Holder, such underwriter or any such other person for any expenses reasonably incurred by the Distributing Holder, such underwriter or any such other person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that (A) any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said prospectus or said amendment or supplement in reliance upon and in conformity with information furnished by, on behalf of or with respect to such Distributing Holder, any other Distributing Holder or any such underwriter for use in the preparation thereof, or (B) such losses, claims, damages or liabilities arise out of or are based upon any actual or alleged untrue statement or omission made in or from any registration statement or prospectus, but corrected in any subsequent registration statement or prospectus, as amended or supplemented.

(b)	Whenever pursuant to Paragraph 5 a registration statement relating to the
Registrable Securities is filed under the Act, amended or supplemented, the Distributing Holder will (i) indemnify and hold harmless the Company, each of its directors, each of its officers who have signed said registration statement or such amendments or supplements thereto, each underwriter (within the meaning of the Act) and each person, if any, who controls (within the meaning of the Act) the Company or any such underwriter and each officer, employee, agent or partner of such underwriter against any losses, claims, damages or liabilities, joint or several, to which the Company, any such underwriter or any such other person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any prospectus constituting a part thereof, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said prospectus or said amendment or supplement in reliance upon and in conformity with information furnished by, on behalf of or with respect to such Distributing Holder for use in the preparation thereof; and (ii) reimburse the Company, such underwriter or any such other person for any expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.


(c)	Promptly after receipt by an indemnified party under this Paragraph 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent prejudiced by such omission.

(d)	In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action with counsel reasonably satisfactory to such indemnified party; provided, however, that, if the Company is an indemnifying party it shall have the right to assume and control the defense of such action, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense of such action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the investigation or defense of such action.

7.	Adjustments of Warrant Price and Number of Shares.

(a)	Adjustment in Number of Shares.  Upon each adjustment of the Warrant
Price pursuant to the provisions of this Paragraph 7, the number of Shares issuable upon the exercise of the Consultant's Warrant shall be adjusted, subject to subparagraph 7(c), to the nearest full whole number by multiplying a number equal to the Warrant Price in effect immediately prior to such adjustment by the number of Shares issuable upon exercise of the Consultant's Warrant immediately prior to such adjustment and dividing the product so obtained by the then adjusted Warrant Price.

(b)	Reclassification, Consolidation, Merger, etc.  In case of any reclassification or change of the outstanding shares of Common Stock (other than a change in par value to no value, or from no par value to par value, or as a result of a subdivision or combination), or in the case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding shares of Common Stock, except a change as a result of a subdivision or combination of such shares or a change in par value, as aforesaid), or in the case of a sale or conveyance to another corporation of the property of the Company as an entirety, the Holder shall thereafter have the right, upon exercise of the Consultant's Warrant, to purchase the kind and number of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance as if the Holder were the owner of the shares of Common Stock underlying the Consultant's Warrant immediately prior to any such events at a price equal to the product of (x) the number of Shares issuable upon exercise of the Consultant's Warrant and (y) the Warrant Price in effect immediately prior to the record date for such reclassification, change, consolidation, merger, sale or conveyance as if such Holder had exercised the Consultant's Warrant.


Upon the consummation of any sale of all or substantially all of the assets of the Company to, or consolidation with or merger of the Company into, any person or entity, all rights under this Consultant's Warrant shall terminate other than the right of the Holder to receive the consideration such Holder would have received if it had exercised the Consultant's Warrant immediately prior to such sale, consolidation or merger, such right to receive consideration to be net of the applicable Warrant Price for such Warrant immediately prior to such termination.

(c)	No Adjustment of Warrant Price in Certain Cases.  Notwithstanding
anything herein to the contrary, no adjustment of the Warrant Price shall be made:

(i)	Upon the issuance or sale of the Consultant's Warrant or the Shares; or

(ii)	Upon (A) the issuance of options pursuant to the Company's employee stock option plan in effect on the date hereof or as hereafter amended in accordance with the terms thereof or any other employee or executive stock option plan, agreement or understanding approved by the Board of Directors of the Company or the issuance or sale by the Company of any shares of Common
Stock pursuant to the exercise of any such options, (B) the issuance or sale by the Company of any shares of Common Stock upon the conversion of any convertible securities of the Company or upon the exercise of any currently outstanding options or warrants of the Company or (C) as part of a merger, consolidation or other corporate acquisition or business combination; or

(iii)	Upon the issuance or sale of any securities of the Company in an underwritten transaction or in any transaction where the price of the securities to be issued or sold in such transaction is determined by an investment banker or placement agent; or

(iv)	If the amount of said adjustment shall be less than one percent (1%) of the then market price per share of Common Stock. Nothing in this subparagraph (c) of this Paragraph 7 shall imply, in any way, that any adjustment pursuant to this Paragraph 7 shall be required and the only adjustments required pursuant to this Paragraph 7 shall be an adjustment required specifically by a subparagraph of this Paragraph 7 other than this subparagraph (c).

(d)	Redemption of Consultant's Warrant.  Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Consultant's Warrant cannot be redeemed by the Company without a written agreement between the Company and the then Holder thereof.


(e)	Dividends and Other Distributions with Respect to Outstanding Securities.
In the event that the Company shall at any time after the date hereof and prior to the exercise and expiration of the Consultant's Warrant declare a dividend (other than a dividend consisting solely of shares of Common Stock or a cash dividend or distribution payable out of current or retained earnings) or otherwise distribute to all of the holders of Common Stock any monies, assets, property, rights, evidences of indebtedness, securities
(other than such a cash dividend or distribution or dividend consisting solely of shares of Common Stock), whether issued by the Company or by another person or entity, or any other thing of value, the Holder of the unexercised Consultant's Warrant shall thereafter be entitled, in addition to the shares of Common Stock or other securities receivable upon the exercise thereof, to receive, upon the exercise of such Consultant's Warrant, the same monies, assets, property, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Holder were the owner of the Shares at the time of such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Paragraph 7(e).

(f)	Subscription Rights for Shares of Common Stock.  In case the Company shall at any time after the date hereof and prior to the exercise of the Consultant's Warrant in full issue to all the holders of Common Stock of the Company any rights to subscribe for shares of Common Stock of the Company, the Holder of the unexercised Consultant's Warrant shall be entitled, in addition to the shares of Common Stock receivable upon the exercise of the Consultant's Warrant, to receive such rights at the time such rights are distributed to the other shareholders of the Company but only to the extent of the number of shares of Common Stock, if any, for which the Consultant's Warrant remains exercisable.

(g)	Notice in Event of Dissolution.  In case of the dissolution, liquidation or winding-up of the Company, all rights under the Consultant's Warrant shall terminate on a date fixed by the Company, such date to be no earlier than ten
(10) days prior to the effectiveness of such dissolution, liquidation or winding-up and not later than five (5) days prior to such effectiveness.
Notice of such termination of purchase rights shall be given to the last registered Holder of the Consultant's Warrant, as the same shall appear on the books and records of the company, by registered mail at least thirty (30) days prior to such termination date.

(h)	Computations.  The Company may retain a firm of independent public accountants (who may be any such firm regularly employed by the Company) to make any computation required under this Paragraph 7, and any certificate setting forth such computation signed by such firm shall be conclusive evidence of the correctness of any computation made under this Paragraph 7. In addition, the Chief Financial Officer of the Company may make any computations required by this Paragraph 7 and any certificate setting forth such computation signed by the Chief Financial Officer of the Company shall be conclusive evidence of the correctness of any computation made under this Paragraph 7.

(i)	Subdivision and Combination.  If the Company shall at any time after the date hereof subdivide or combine the outstanding shares of Common Stock, the Warrant Price of the Consultant's Warrant shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

8.	Fractional Shares.


(a)	The Company shall not be required to issue fractional shares of Common
Stock on the exercise of this Consultant's Warrant, provided, however, that if the Holder exercises the Consultant's Warrant in full, any fractional shares of Common Stock shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock.

(b)	The Holder of this Consultant's Warrant, by acceptance hereof, expressly waives his right to receive any fractional share of Common Stock upon exercise of this Consultant's Warrant.

9.	Miscellaneous.

(a)	This Consultant's Warrant shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

(b)	All notices, requests, consents and other communications hereunder shall be made in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested: (i) if to a Holder, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to 11601 Wilshire Boulevard, 21st Floor,
Los Angeles, California 90025, Attention:  Corporate Secretary.

(c)	The Company and the Consultant may from time-to-time supplement or amend this Consultant's Warrant without the approval of any Holder other than the Consultant in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to add any other provisions in regard to matters or questions arising hereunder which the Company and the Consultant may deem necessary or desirable and which the Company and the Consultant deem not to materially adversely affect the interests of the Holder, which determination shall be conclusively evidenced by the execution and delivery of a supplement or amendment hereto.

(d)	All the covenants and provisions of this Consultant's Warrant by or for the benefit of the Company and the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

(e)	Nothing in this Consultant's Warrant shall be construed to give to any person or corporation other than the Company and the Consultant and any other registered Holder any legal or equitable right, and this Consultant's Warrant shall be for the sole and exclusive benefit of the Company and the Consultant and any other Holder.

(f)	This Consultant's Warrant may be exercised in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.



IN WITNESS WHEREOF, the Company has caused this Consultant's Warrant to be signed by its duly authorized officer and this Consultant's Warrant to be dated June 27, 1997.

THE KUSHNER-LOCKE COMPANY


By:
Donald Kushner
Co-Chief Executive Officer

Agreed, acknowledged and accepted
as of this 27th day of June, 1997.

I. FRIEDMAN EQUITIES, INC.


By:
Irwin Friedman
President

	PURCHASE FORM

(To be signed only upon exercise of the Consultant's Warrant)
The undersigned, the Holder of the foregoing Consultant's Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Consultant's Warrant for, and to purchase thereunder, ___________ shares of Common Stock of The Kushner-Locke Company and herewith makes payment of $_________ therefor, and requests that the certificates for Common Stock to be issued in the name(s) of, and delivered to ______________________________ ________________ whose address(es) is (are) _________________________________
__________________________ and whose social security or taxpayer identification number is ______________________.

Dated:



(Name of Holder)



(Signature of Holder)


(Address)

*  Signature must conform in all respects to the name of registered Holder.

	TRANSFER FORM

(To be signed only upon exercise of the Consultant's Warrant)
For value received, the undersigned hereby sells, assigns, and transfers unto ______________________ the right to purchase _______ shares of Common Stock of The Kushner-Locke Company represented by the foregoing Consultant's Warrant, and appoints _________________________ attorney to transfer such rights on the books of The Kushner-Locke Company with full power of substitution in the premises.

Dated:



(Name of Holder)



(Signature of Holder)


(Address)

In the presence of:







*  Signature must conform in all respects to the name of registered Holder.

Exhibit 4.4
	                  STOCK PURCHASE AGREEMENT



THIS STOCK PURCHASE AGREEMENT dated as of June 25, 1997, is by and between THE KUSHNER-LOCKE COMPANY, a California corporation (the "Buyer"), and LAWRENCE MORTORFF (the "Seller").

WHEREAS, the Seller owns five (5) shares of the issued and outstanding shares of common stock, no par value (the "Features Shares"), of KL Features, Inc., a California corporation ("Features");

WHEREAS, Features is a subsidiary of the Buyer;

WHEREAS, Buyer, Seller and Features have entered into that certain Settlement Agreement and Mutual General Release, dated as of June 25, 1997 (the "Settlement Agreement"), pursuant to which Buyer agreed to purchase, and Seller agreed to sell, the Features Shares; and

WHEREAS, the parties wish to provide for the Seller's sale of the Features Shares to the Buyer on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.  The Acquisition.

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined below) to be held as provided in
Article 2 hereof, the Seller shall sell the Features Shares to the Buyer, free and clear of all security interests, mortgages, liens and other encumbrances ("Encumbrances"), and the Buyer shall purchase the Features Shares from the Seller.

1.2 Purchase Price. The purchase price for the Features Shares shall be 66,667 shares (post-split) of the Buyer's common stock, no par value (the "KL Shares"), to be delivered in the manner set forth in Section 2.3 (the "Purchase Price").

2.   The Closing.

2.1 Place and Time. The closing of the sale and purchase of the Features Shares (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Los Angeles, California on or prior to October __, 1997 at such other place, date and time as the parties may agree (the "Closing Date").


2.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Buyer certificates representing the Features Shares free and clear of any encumbrances, duly endorsed for transfer to the Buyer and accompanied by any applicable stock transfer tax stamps.

2.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller a stock certificate representing 66,667 shares (post-split) of the KL Shares.

3.   Representations and Warranties of the Seller.

The Seller represents and warrants (as of the date of this Agreement and as of the Closing Date) to, and agrees with, the Buyer as follows:

 3.1 Authorization. The Seller is an individual with full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Seller and this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

3.2 No Conflict as to the Seller. Neither the execution and delivery of this Agreement nor the performance of the Seller's obligations hereunder will
(a) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement, commitment or understanding to which Seller is party or (b) violate any applicable statute, law, judgment, decree, order, regulation, ordinance or rule of any governmental body or authority or any court.

3.3 Ownership of Shares. The Seller owns the Features Shares of record and beneficially, free and clear of all Encumbrances.

3.4   Securities Laws Representations.

(a)	General. The Seller is acquiring the KL Shares in good faith solely for its own account with the present intention of holding such KL Shares for purposes of investment, and the Seller is not acquiring the KL Shares with a view to distribution thereof in violation of applicable securities laws. The Seller will not, directly or indirectly, sell, offer, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the KL Shares, except in compliance with the Securities Act of 1933 (the "1933 Act") and the rules and regulations promulgated thereunder and in compliance with any applicable state "blue sky" or securities laws.

(b)	Liquidity.  The Seller acknowledges and understands that (i) the KL
Shares have not been registered under the 1933 Act or qualified under the securities laws of any other applicable jurisdiction in reliance upon exemptions from registration or qualification thereunder, (ii) the KL Shares may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the 1933 Act and such laws, (iii) except as provided herein, Buyer has no obligation to cause the KL Shares to be registered or qualified under the 1933 Act and applicable state securities laws which would permit the Seller to sell the KL Shares, (iv) for an indefinite period of time, it may not be possible for the Seller to liquidate his investment in the KL Shares, and (v) the practical and legal consequences of the foregoing mean that the Seller may bear the economic risk of his investment in the KL Shares for an extended and indefinite period of time. The Seller has adequate means of providing for its current liabilities and possible contingencies and has no need for liquidity in the investment it is making in the KL Shares.

(c)	Access to Information.  The Seller has received and reviewed carefully information regarding the Buyer (including, without limitation, the publicly available information) and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors (collectively, "Advisors"). The Seller and the Advisors have been given a full opportunity to ask questions of and to receive answers from the Buyer concerning the acquisition of the KL Shares and the business, operations and financial condition of the Buyer and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to the Seller concerning an investment in the KL Shares as the Seller or the Advisors has requested.

(d)	Experience in Financial Matters; Knowledge of Risks.  The Seller has a
preexisting personal and business relationship with the Buyer and its directors, officers and shareholders and is familiar with the business, operations and financial condition of the Buyer by virtue of having served as an officer of the Buyer. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an acquisition of the KL Shares by the Seller. The Seller has knowledge of finance, securities and investments, generally, and skill in making investment decisions similar to the acquisition of the KL Shares based on actual experience.

(e)	Investment Decision.  In making a decision to acquire the KL Shares, the
Seller has not relied upon any representations, warranties or other information (whether written or oral) other than those set forth in this Agreement. The Seller is not purchasing the KL Shares as a result of or subsequent to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, to the Seller's knowledge, have been invited as a result of, subsequent to or pursuant to any of the foregoing means of communication.

(f)	Information and Representations; Change in Status.  The Seller represents and warrants the information furnished to the Buyer is true and correct and acknowledges that the Buyer is relying upon the truthfulness and accuracy of its representations in determining whether to issue the KL Shares to the Seller. The Seller also acknowledges that the availability of an exemption under federal and state securities laws from registration of the KL Shares is dependent upon the truthfulness and accuracy of his representations. The
Seller agrees to furnish revised or corrected information to the Buyer in writing immediately in the event that there is any change in any matter which is the subject of any representation, warranty or agreement made by the Seller herein prior to the issuance of the KL Shares. The Seller shall also furnish any additional information which may be requested by the Buyer to enable the Buyer to comply with applicable securities laws or exemptions therefrom.

3.5 No Brokers or Finders. The Seller has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Features Shares, the purchase of the KL Shares or of any of the transactions contemplated by this Agreement.

4.   Representations and Warranties of the Buyer.

The Buyer represents and warrants (both as of the date of this Agreement and as of the Closing Date) to, and agrees with, the Seller as follows:

4.1 Organization of the Buyer; Authorization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of California, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Buyer and this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms.

4.2 No Conflict as to the Buyer. Neither the execution and delivery of this Agreement nor the performance of the Buyer's obligations hereunder will (a) violate any provision of the certificate of incorporation or bylaws (or other governing instrument) of the Buyer, (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement, commitment or understanding to which the Buyer is party (except where a waiver will be obtained prior to the Closing) or (c) violate any statute, law, judgment, decree, order, ordinance, regulation or rule of any governmental body or authority or any court.

4.3 No Brokers or Finders. Neither the Buyer nor any of its officers, directors, agents, employees or other person acting on behalf of any of them, has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the KL Shares, the purchase of the Features Shares or any of the transactions contemplated by this Agreement.

5.  Conditions to the Buyer's Obligations.

The obligations of the Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Buyer:

5.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of the sale of the Features Shares to the Buyer or the issuance of the KL Shares to the Seller, each pursuant to this Agreement, or of any or all of the transactions contemplated by this Agreement.


5.2 Representations and Warranties; Consent. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, in each case as though made at such time and Buyer shall have obtained such waiver or consent as shall be necessary under the Buyer's credit facility led by The Chase Manhattan Bank.

5.3 No Breach of the Settlement Agreement. From the date hereof through the closing, the Seller shall not have been in breach of any provision of the Settlement Agreement.

6.  Conditions to the Seller's Obligations.

The obligations of the Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Seller:

6.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays the consummation of the sale of the Features Shares to the Buyer or the issuance of the KL Shares to the Seller, each pursuant to this Agreement, or of any or all of the transactions contemplated by this Agreement.

6.2 Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, in each case as though made at such time.

7.   Survival of Representations and Warranties.

7.1 Survival. All representations, warranties and agreements contained in this Agreement shall survive the Closing notwithstanding any investigation conducted, or knowledge acquired, with respect thereto.

8.  Registration Rights.


8.1	Filing.  Within twenty (20) business days of the Closing, the Company, at its expense, shall file a registration statement (the "Registration
Statement") on Form S-3 (to the extent available), covering at least the KL Shares. The Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable thereafter, and to maintain such Registration Statement effective until the first to occur of (i) the sale by Seller of all of the KL Shares or (ii) the date three (3) months after the Closing. In the event the Registration Statement has not been declared effective within ninety (90) days from the date hereof, Seller shall have the right by notice to the Company within thirty (30) days after such ninety-day period to sell any or all of the KL Shares to the Company or its designee for a purchase price equal to the average closing bid price for the KL Shares as quoted on the Nasdaq National Market, or, if the KL Shares are not quoted on the Nasdaq National Market, on any other exchange or quotation system on which the KL Shares are then listed for trading, for the five trading days immediately preceding the day of the Company's actual receipt of such notice, subject to the Company's receipt of any necessary third party consent, which it undertakes to use its reasonable best efforts to timely obtain. Such payment will be made to Seller within ten (10) business days following Seller's presentation to the Company of the certificates representing the KL Shares, duly indorsed for transfer to the Company or its designee, along with written demand for the Company to purchase the KL Shares.

8.2	Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any actions under this Section 8 that the Seller shall furnish to the Company such information as is reasonably required to effect the registration of the KL Shares.

9.  Termination.

9.1	Termination.  This Agreement may be terminated before the Closing occurs only as follows:

(a)  By written agreement of the Seller and the Buyer at any time.

(b) By the Seller, by notice to the Buyer at any time, if one or more of the conditions specified in Section 6 is not satisfied at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible.

(c) By the Buyer, by notice to the Seller at any time, if one or more of the conditions specified in Section 5 is not satisfied at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible.

9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1, this Agreement shall terminate without any liability or further obligation of any party to another, except for Sections 10.1 and 10.2, which shall survive termination and except for any damages in connection with any breach of this Agreement.

10.  Miscellaneous.

10.1. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage prepaid return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice pursuant to this Section 10.1 to the other parties):


(a) 	If to the Buyer:

The Kushner-Locke Company
11601 Wilshire Boulevard
21st Floor
Los Angeles, California 90025
Telecopier No.:  (310) 445-1191
Attention:  Chief Financial Officer

with a copy to:

Kaye, Scholer, Fierman, Hays & Handler, LLP
1999 Avenue of the Stars
Suite 1600
Los Angeles, California 90067
Telecopier No.:  (310) 788-1200
Attention: Barry L. Dastin, Esq.

(b)  If to the Seller:

Lawrence Mortorff
c/o Rigney/Friedman
12400 Wilshire Blvd.
Suite 850
Los Angeles, California 90025
Telecopier No.: (310) 820-0129
Attention: Charles Clancy

with a copy to:

Kelly, Litton, Mintz & Vann
1900 Avenue of the Stars
Suite 1450
Los Angeles, California 90067
Telecopier No.: (310) 277-5953
Attention: Bruce Vann, Esq.

10.2 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

10.3 Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


10.4 Attorneys' Fees. In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys' fees and expenses).

10.5 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing signed by the party against whom the enforcement thereof is sought.

10.6 Exclusive Agreement; Amendment; Assignment; Third Party Beneficiaries. This Agreement supersedes all prior or simultaneous agreements, whether oral or written, among the parties with respect to its subject matter, except the Settlement Agreement, and is intended as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto, provided, however, that Sections 4.6 and 4.7 of the Settlement Agreement shall be superseded and of no force or effect. This Agreement cannot be modified or terminated except by a written instrument executed by both the Seller and the Buyer. This Agreement shall not be assigned by either party hereto, whether by operation of law or otherwise, without the other party's written consent. This Agreement is not intended to confer upon any Person other than the Seller and the Buyer any rights or remedies hereunder.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

10.8 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the state of California without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first written above.

THE KUSHNER-LOCKE COMPANY



By:      /S/ BRUCE LILLISTON
       Bruce Lilliston
       President and Chief Operating Officer



        /S/ LAWRENCE MORTORFF
			       Lawrence Mortorff

Exhibit 4.5

                         STOCK OPTION AWARD AGREEMENT

		THIS AWARD AGREEMENT is dated as of the 1st day of March, 1994, by and between THE KUSHNER-LOCKE COMPANY,  a California corporation (the
"Corporation") and LAWRENCE MORTORFF ("Participant").

WITNESSETH

	WHEREAS, as of the date hereof, pursuant to the Corporation's 1988 Stock Incentive Plan (the "Plan"), the Corporation's Board of Directors (the "Committee") granted to the Participant, effective as of such date (for purposes of such grant, the "Award Date"), a non-qualified stock option (the "Option") to purchase all or any part of 400,000 shares of common stock, no par value, of the Corporation (the "Common Stock") upon the terms and conditions hereinafter set forth;

	NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

	1.	Grant of Option.  The Corporation has granted to the Participant as a matter of separate agreement in connection with his employment with, or other services to, the Corporation and its subsidiaries, but not in lieu of any salary or other compensation for such services, the right and option to purchase, in accordance with the Plan and on the terms and conditions hereinafter set forth, all or any part of an aggregate of 400,000 shares of
Common Stock at the price the Common Stock as listed on NASDAQ on February 1,
1993,  per share (the "Price"), exercisable from time to time subject to the provisions of this Award Agreement prior to the close of business on the fifth anniversary hereof (the "Expiration Date").

	2.	Exercisability of Options.  Except as otherwise provided in this Award
Agreement, the Option may be exercised pursuant to the vesting schedule and for the number of shares as follows:  100,000 shares shall vest and become exercisable on each of the first anniversary hereof and on the three successive anniversaries thereafter; provided, however, that the Option may not be exercised as to less than 100 shares at any one time unless the number of Shares purchased is the total number at the time available for purchase under an installment of the Option.  If the Participant does not, in any given installment period, purchase all of the shares to which he is entitled to purchase in such installment period, the Participant's right to purchase any
Shares not so purchased shall continue until the Expiration Date, unless theretofore terminated in accordance with the provisions hereof.  The Option may be exercised only as to whole shares; fractional share interests shall be disregarded except that they may be accumulated.

	3.  	Method of Exercise and Payment.

		(a) 	 Exercise of Option.  Each exercise of an installment of the Option shall be by means of written notice of exercise duly delivered to the
Corporation, specifying the number of whole shares with respect to which the
Option is being exercised, together with any written statements required pursuant to Section 10(a) below and payment of the Price in full in cash or by check payable to the order of the Corporation.  The Participant  may also deliver in payment of a portion or all of the Price, certificates for Common
Stock including those received in exercise of an option hereunder which shall be valued at the Fair Market Value of such Common Stock, as defined in Section
1.1 of the Plan, on the date of exercise of the Option.  At the option of the
Committee, the Participant may pay for all or a portion of the Price by means of a promissory note to the Corporation, on such terms and conditions as the
Committee may determine.

	4.	Continuance of Employment.  The Participant hereby agrees to remain in the employ of , or to continue rendering services to, the Corporation and its subsidiaries for a period of not less than six months from the Award Date.
Nothing contained in this Award Agreement or in the Plan shall confer upon the
Participant any right to continue in the employ of, or to continue rendering services to, the Corporation or its subsidiaries or constitute any contract or agreement of engagement or employment.  The Participant acknowledges that the
Corporation and its subsidiaries have the right to terminate the Participant's employment or services at will except as may be otherwise provided by separate agreement.  Nothing contained in this Award Agreement or in the Plan shall interfere in any way with the right of the Corporation or its subsidiaries to
(I) terminate the employment or services of the Participant at any time for any reason whatsoever, with or without cause, or (ii) reduce the compensation received by the Participant from the rate existence on the Award Date.

	5. 	Effect of Termination of Relationship.

		(a)	The Option and all other rights hereunder, to the extent such rights shall not have been exercised prior to the date the Participant ceases to be employed by the Corporation or its subsidiaries shall terminate and become null and void; provided, however, that the Participant may, to the extent the
Option at any time within:  (1) up to three months after termination of employment other than termination for Retirement, Total Disability, death or for malfeasance, gross negligence or conviction of a felony ("Discharge for
Cause"); (2) up to 12 months after such termination if such termination occurs by reason of Retirement or Total Disability; or (3) up to 12 months after the
Participant's death, if the Participant dies while rendering services to or in the employ of, the Corporation or its subsidiaries or during the period referred to in clauses (1) or (2) above.  During the period after death, the vested portion of the Option may, regardless of whether it was exercisable on the date of death (or earlier termination) be exercised by the person or persons to which the Participant's rights under the Plan and this Award
Agreement shall pass by will or by the applicable laws of descent and distribution.  No part of the Option shall be exercisable after the effective date of Discharge for Cause.  Unless sooner terminated pursuant to the Plan, the Option shall expire at the end of the applicable period specified in clauses (1), (2) or (3) above, to the extent not exercised within that period.
In no event may the Option be exercised by any person after the Expiration
Date.

	6.	Non-Assignability of Option.  As set forth in Section 7.1(c) of the Plan, amounts payable pursuant to the Award shall be paid only to the Participant or the Participant's Beneficiary or Personal Representative, as the case may be.
Amounts payable under and interests in Awards shall not be subject to sale, transfer, pledge, assignment or alienation other than by will or the laws of descent and distribution regardless of any community property interest in the
Option, the Participant, or such transferees, may exercise it on behalf of the spouse of the Participant or such spouse's successor in interest.

	7.	Adjustments Upon Specified Changes.  As set forth in Section 7.2 of the
Plan, upon the occurrence of specified events relating to the Corporation's stock, adjustments will be made in the number and kind of shares that may be issuable under, or in the consideration payable with respect to, an Award.
In addition and except as set forth below, upon the occurrence of certain specified events relating to the Corporation, such as its dissolution or liquidation, or upon sale of all or substantially all of the Corporation's property, unless provision is otherwise made, the Plan and any outstanding
Awards will terminate.

	8.	Acceleration.  Upon the occurrence of certain Events, including a Change of Control, the Award shall become immediately exercisable to the full extent theretofore not exercisable unless prior to an Event the Board determines otherwise.  However, no Award shall be accelerated to a date less than after the Award Date.

	9.	Participant not a Shareholder.  Neither the Participant nor any other person entitled to exercise the Option shall have any of the rights or privileges of a shareholder of the Corporation as to any shares of Common
Stock not actually issued and delivered to him or her.  No adjustment will be made for dividends or other rights for which the record date is prior to the date on which such stock certificate or certificates are issued even if such record date is subsequent to the date upon which notice of exercise was delivered and the tender of payment was accepted.

	10.	Application of Securities Laws.

		(a)	No shares of Common Stock may be purchased pursuant to the Option unless and until any then applicable requirements of the Commission, the California
Department of Corporations and any other regulatory agencies, including any other state securities agencies having jurisdiction over the Corporation or such issuance, and any exchanges upon which the Common Stock may be listed, shall have been fully satisfied.  The Participant represent, agree and certifies that:

			(1)	The Participant (A) can bear the economic risk of losing his entire investment, and (B) has adequate means of providing for his current needs and possible personal contingencies.

			(2)	The Participant has had an opportunity to ask questions of and receive answers from the Chief Financial Officer and President concerning the terms and conditions of this Investment.  The Participant has received and reviewed a copy of Plan.

			(3)	The Participant understands that the Option and the Shares issuable upon exercise of the Option have not been registered under the Securities Act of 1933 (the "Act") or any state securities act in reliance on available exemptions and that the Corporation is relying upon the Participant's representations and warranties herein in availing itself of said exemptions.

			(4)	The Option hereby granted to the Participant is being acquired solely for his own account for investment purposes, and is not being purchased with a view to or for the purposes of the resale, transfer or other distribution thereof; and he has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, transfer or distribution and he further agrees that the Option and Common Stock acquired pursuant to the
Option will not be transferred or distributed without (a) first having presented to the Corporation's counsel indicating the proposed transfer will not be in violation of any of the provisions of the Act and applicable state securities laws and the rules and regulations promulgated thereunder, or (b) a registration statement covering the resale of such Common Stock being effective.  Finally, the Participant recognizes that a legend reading substantially as follows shall be placed on all certificates representing the
Common Stock as well as on the Option issues pursuant hereto and a stop order shall be placed against a transfer of same in accordance with the following legend:

	THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED
FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE
ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE
SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN
OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT
REGISTRATION IS NOT REQUIRED UNDER THE ACT.

			(5)	The Participant either has a preexisting personal or business relationship with the corporation (including its subsidiaries) or any of its officers, directors or controlling persons, or by reason of his business or financial experience can be reasonably assumed to have the capacity to protect his own interests in connection with acquisition of the Option and exercise thereof.

		The foregoing representations and warranties are true and accurate as of the date hereof and shall be true and accurate as of the Award Date and of the date of delivery of Common Stock acquired pursuant to the Option and shall survive such delivery.  If, in any respect, such representations and warranties shall not be true and accurate as of any of the foregoing dates, the Participant shall give written notice of such fact to the Corporation specifying which representations and warranties are not true and accurate and the reasons therefor.

		Any person or persons entitled to exercise the Option under the provisions of Section 5 above shall be bound by and obligated under the provisions of this Section 10 to the same extent as is the Participant.

		(b)	The Committee may impose such conditions on an Award or on its exercise or acceleration or on the payment of any withholding obligation (including without limitation restricting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or any successor rule) promulgated by the
Commission pursuant to the Exchange Act.

	11.	Notices.  Any notice to be given to the Corporation under the terms of the Award Agreement or pursuant to the Plan shall be in writing and addressed to the Secretary of the Corporation at its principal office and any notice to be given to the Participant shall be addressed to him at the address given beneath the Participant's signature hereto, or at such other address as either party may hereafter designate in writing to the other party.  Any such notice shall be deemed to have been duly given on the date of delivery, if delivered by hand, by facsimile communications equipment on a business day and otherwise on the next succeeding business day, or 3 days after deposit into U.S. mails of a notice sent by registered or certified mail, (postage and registry or certification fee prepaid).

	12. 	Effect of Award Agreement.  The Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors of the
Corporation to the extent provided in Section 7.2(b) of the Plan.

	13.	Tax Withholding.  The provisions of  Section 7.6 of the Plan are hereby incorporated and shall govern any withholding that the Corporation is required to make with respect to an exercise of the Option as well as the Corporation's right to condition a transfer of Common Stock upon compliance with the applicable withholding requirements of federal, state and local authorities.
No Common Stock acquired pursuant to an exercise of the Option may be transferred until the Corporation and its subsidiaries have withheld, or has received payment from the Participant of, all amounts they are required to withhold.

	14.	Terms of the Plan Govern.  The Award and this Award Agreement are subject to, and the Corporation and the Participant agree to be bound by, all of the terms and conditions of the Plan.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the
Plan.  The rights of the Participant are subject to limitations, adjustments, modifications, suspension and termination in certain circumstances and upon the occurrence of certain conditions as set forth in the Plan.

	15.	Laws Applicable to Construction.  The Option has been granted, executed and delivered as of the day and year first above written in Los Angeles,
California, and the interpretation, performance and enforcement of the Award and this Award Agreement shall be governed by the laws of the State of
California.

	16.	Equitable Relief.  The parties acknowledge that this Award Agreement is special, unique, unusual and extraordinary in character, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and by reason thereof, the parties shall be entitled to injunctive or other equitable relief to prevent or curtail any breach of this Agreement by the other.

	17.	Attorneys' Fees.  In the event of any disputes or litigation arising out of or relating to the meaning, interpretation or breach of or compliance or non-compliance with the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, to be paid by the losing party.

	IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

							THE KUSHNER-LOCKE COMPANY

							By:________________________________
							      Title:



							PARTICIPANT

							___________________________________
							Lawrence Mortorff
							121 Strand, Unit A
							Santa Monica, California 90405

							###-##-####
							(Social Security Number)

CONSENT OF SPOUSE


	In consideration of the execution of the foregoing Non-qualified Stock Option
Award Agreement
by The Kushner-Locke Corporation, I, ___________________, the spouse of the
Participant herein named, do hereby join with my spouse in executing the foregoing Non-qualified Stock Option Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.



							____________________________
							Signature of Spouse


TRADELINE and TRADELINE INTERNATIONAL r
Copyright (C) 1993 - IDD Information Services

50133710	KLOC   		KUSHNER-LOCKE CO
				NASDAQ National Market
				Common

			   Daily unadjusted prices
			    Prices in currency is reported by exchange

Date             		Volume		          High		       Low		        Close
-------------- ---------------- ------------  -----------   ------------

10/26/93		        77600		         1 7/32	USD	  1 5/32 USD	   1 5/32 USD
 3/01/94		       121900	         	   7/8 USD 	  25/32 USD     13/16 USD
 4/25/94		        40700		            7/8 USD      3/4 USD       3/4 USD
 4/26/94	     	   74400		            7/8 USD 	    3/4 USD       3/4 USD

Exhibit 23.1


The Board of Directors
The Kushner-Locke Company:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

			/s/ KPMG Peat Marwick LLP

Los Angeles, California
November 14, 1997